UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under § 240.14a-12

DraftKings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

February 28, 2022
DEAR SHAREHOLDER:
It is a pleasure for me to extend to you an invitation to attend the 2022 Annual Meeting of Shareholders of DraftKings Inc. (the “Annual Meeting”). The Annual Meeting will be held virtually on April 19, 2022, at 11:00 a.m., Eastern Time. You may attend the virtual meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/DKNG2022.
The enclosed Notice of 2022 Annual Meeting of Shareholders and Proxy Statement describes the proposals to be considered and voted upon at the Annual Meeting.
We hope that all shareholders will virtually attend the Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, it is important that you be represented. To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions included with the proxy card.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DraftKings Inc. I look forward to seeing you at the Annual Meeting.
JASON D. ROBINS
Chief Executive Officer and Chairman of the Board

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF DRAFTKINGS INC.:
The Annual Meeting of Shareholders of DraftKings Inc. will be held on April 19, 2022, at 11 a.m., Eastern Time. We have adopted a virtual format for the 2022 Annual Meeting of Shareholders to provide a safe, consistent and convenient experience to all shareholders regardless of location. You may attend the virtual meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/DKNG2022.
The Annual Meeting of Shareholders is being held for the following purposes:
1.
To elect up to twelve directors to our Board of Directors;

2.
To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.
To conduct a non-binding advisory vote on executive compensation; and

4.
To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to virtually attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:
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Vote online or by telephone, by following the instructions included with the proxy card; or

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Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on February 18, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about February 28, 2022.
By Order of the Board of Directors
R. STANTON DODGE
Chief Legal Officer and Secretary
February 28, 2022

i

PROXY STATEMENT OF DRAFTKINGS INC.
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of DraftKings Inc. (“DraftKings,” “we,” “us,” “our,” or the “Company”). The Annual Meeting will be held on April 19, 2022, at 11 a.m., Eastern Time. The Annual Meeting will be held virtually. We intend to hold in-person meetings once public health conditions have improved and we have determined that it is advisable to do so. You may attend the virtual meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/DKNG2022.
This Proxy Statement is being sent or provided on or about February 28, 2022, to shareholders of record at the close of business on February 18, 2022 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).
Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”). Your proxy may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting during your virtual attendance at the Annual Meeting. To vote online or by telephone, please refer to the instructions included with the proxy card. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the accompanying proxy card. Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on April 18, 2022. Submitting your vote online or by telephone or mail will not affect your right to vote virtually during the Annual Meeting, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in the accompanying proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of up to twelve directors, the ratification of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and a non-binding advisory vote on executive compensation. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. Your virtual presence at the Annual Meeting does not in and of itself revoke your proxy.
Attendance at the Meeting
This year’s Annual Meeting will be held entirely online to support the health,well-being and convenience well-being of our partners, employees and shareholders. Shareholders of record as of the Record Date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/DKNG2022. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Annual Meeting
The live audio webcast of the Annual Meeting will begin promptly at 11 a.m., Eastern Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the meeting prior to the start time.
Log in Instructions
To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/DKNG2022. Shareholders will need their 16-digit control number, which appears on the notice and the instructions that accompanied the proxy materials. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

Submitting Questions at the Virtual Annual Meeting
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting via the Q&A tool in accordance with the Annual Meeting’s Rules of Conduct (“Rules of Conduct”) that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
The Rules of Conduct will be posted on www.virtualshareholdermeeting.com/DKNG2022 approximately two weeks prior to the date of the Annual Meeting.
Annual Meeting Technical Assistance
Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.
Availability of Live Webcast to Team Members and Other Constituents
The live audio webcast will be available to not only our shareholders but also our team members and other constituents.
Securities Entitled to Vote
Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. The notice will be sent to you by mail directly by us. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone as instructed in the notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the notice to ensure your vote is counted.
Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.
Only shareholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting. As of the close of business on the Record Date, there were 408,677,169 Class A Shares outstanding and 393,013,951 Class B Shares outstanding. Each Class A Share is entitled to one vote per share on each proposal to be considered by our shareholders and each Class B Share is entitled to ten votes per share on each proposal to be considered by our shareholders.
As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
Matters Scheduled for a Vote
There are three matters scheduled for a vote:
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Proposal 1: To elect up to twelve directors named in the Proxy Statement with terms to expire at the 2023 Annual Meeting of Shareholders (“2023 Annual Meeting”);

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Proposal 2: To ratify the selection of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

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Proposal 3: To conduct a non-binding advisory vote on executive compensation.

Aside from the election of directors, the ratification of the selection of our independent registered public accounting firm, and the non-binding advisory vote on executive compensation, our Board of Directors knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by our Board of Directors will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.
Board of Directors Voting Recommendation
Our Board of Directors recommends that you vote your shares:
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“For” the election of all twelve director nominees;

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“For” the ratification of the selection of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

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“For” the approval, on a non-binding advisory basis, of our executive compensation.

How to Vote
You may vote “For All”, “Withhold All”, “For All Except” or abstain from voting with respect to each nominee to the Board of Directors. For Proposal 2, you may vote “For”, “Against” or abstain from voting. For Proposal 3, you may vote “For”, “Against” or abstain from voting. The procedures for voting are outlined below.
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record as of the Record Date, you may vote during the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/DKNG2022, by proxy over the Internet, or by phone by following the instructions provided in the notice, or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.
1.
To vote during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/DKNG2022. You will be asked to provide the 16-digit control number from the notice and follow the instructions.

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To vote on the Internet, go to www.ProxyVote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on April 18, 2022 to be counted.

3.
To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time, on April 18, 2022 to be counted.

4.
To vote by mail, request a paper copy of the proxy materials by following the instructions on the notice and complete, sign, and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Vote Required
In accordance with our Articles of Incorporation, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.
The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The up to twelve nominees receiving the highest number of votes cast “for” will be elected.
The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of BDO as our independent registered public accounting firm and the non-binding advisory vote on executive compensation. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of BDO as our independent registered public accounting firm and the non-binding advisory vote on executive compensation.
Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of BDO as our independent registered public accounting firm and the non-binding advisory vote on executive compensation. However, abstentions will not be counted as “against” or “for” the election of directors. Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of BDO as our independent registered public accounting firm and the non-binding advisory vote on executive compensation.
Jason D. Robins, our Chairman and Chief Executive Officer, currently possesses approximately 90% of the total voting power of our issued and outstanding shares. Please see “Security Ownership of Certain Beneficial Owners and Management” below. Mr. Robins has indicated his intention to vote: (1) for the election of each of the twelve director nominees; (2) for the ratification of the appointment of BDO as our independent registered public accounting firm; and (3) for the non-binding advisory vote on executive compensation. Accordingly, the election of each of the director nominees, the ratification of the appointment of BDO as our independent registered public accounting firm and the non-binding advisory vote on executive compensation are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Robins.
How to Change Your Vote After Submitting Proxy
You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:
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A duly executed proxy card with a later date or time than the previously submitted proxy;

2.
A written notice that you are revoking your proxy to our Secretary, R. Stanton Dodge, care of DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116; or

3.
A later-dated vote on the Internet or by phone or a ballot cast online during the Annual Meeting (simply virtually attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.
How to Submit Shareholder Proposals for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some shareholder proposals may be eligible for inclusion in our 2023 proxy statement. Any such proposal must be submitted in writing by October 28, 2022 to our Secretary, R. Stanton Dodge, care of DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116. If we change the date of our 2023 Annual Meeting by more than thirty days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.
Our bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, a timely written notice of a shareholder proposal must be delivered to, or mailed and received by our Secretary, R. Stanton Dodge, care of DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116, no earlier than December 20, 2022 and no later than the close of business on January 19, 2023, which notice must contain the information specified in our bylaws. If we change the date of our 2023 Annual Meeting by more than thirty days before, or more than sixty days after, the one-year anniversary of the Annual Meeting, then the written notice of a shareholder proposal that is not intended to be included in our proxy statement must be delivered, or mailed and received, not later than the ninetieth day prior to our 2023 Annual Meeting or, if later, the tenth day following the day on which certain public disclosure as described in our bylaws of the meeting date is made. The public announcement of an adjournment or postponement of the 2023 Annual Meeting does not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in this Proxy Statement. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominees.
Householding
We have adopted a procedure approved by the U.S. Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This householding procedure reduces our printing costs and postage fees.
We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify Broadridge Financial Solutions at www.ProxyVote.com to receive a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials.
If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address or phone number provided above.

How to Obtain the Results of Voting at Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. If final voting results are not available to us within four business days following the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will file an additional Current Report on Form 8-K to publish the final voting results within four business days of such final voting results being made available to us.
Our Mailing Address
Our mailing address is 222 Berkeley St., Fifth Floor, Boston, MA 02116.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Nominees
Our shareholders will elect a board of up to twelve directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders, or until his or her respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the up to twelve nominees who receive the most votes will be elected to the up to twelve open directorships, even if they get less than a majority of the votes cast. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.
Prior to the consummation of the transactions contemplated by the business combination agreement (the “Business Combination”) dated December 22, 2019, as amended on April 7, 2020, certain of our nominees served on the board of directors of DraftKings Inc., a Delaware corporation.
The GNOG Acquisition
On August 9, 2021, the Company, Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), New Duke Holdco, Inc., a Nevada corporation and a wholly owned subsidiary of DraftKings (“New DraftKings”), Duke Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New DraftKings (“GNOG Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which the Company will, among other things, acquire all issued and outstanding shares of common stock of GNOG (the “Acquisition”).
In connection with its entry into the Merger Agreement, DraftKings formed a direct, wholly-owned subsidiary, New DraftKings, which is the direct corporate parent of two other wholly owned subsidiaries which were also formed in connection with the entry into the Merger Agreement, DraftKings Merger Sub and GNOG Merger Sub. Subject to the terms and conditions of the Merger Agreement, New DraftKings will acquire (1) 100% of DraftKings in an all-stock transaction through the merger of DraftKings Merger Sub with and into DraftKings, (2) 100% of GNOG through the merger of GNOG Merger Sub with and into GNOG, and (3) that portion of LHGN Holdco, LLC (“LHGN Holdco”), which is the operating subsidiary of GNOG, that is not currently owned by GNOG from Landry’s Fertitta, LLC (“LHGN Interestholder”), a Texas limited liability company in exchange for the Class A common stock of New DraftKings, which ownership interest will then be contributed by New DraftKings to GNOG, which will result in LHGN Holdco becoming a wholly owned subsidiary of New DraftKings. As a result of the mergers, DraftKings and GNOG will become direct, wholly owned subsidiaries of New DraftKings, which will be renamed “DraftKings Inc.” immediately following the completion of the mergers.
As of the date of this Proxy Statement, the Board of Directors of the Company consists of thirteen directors. The Merger Agreement includes a provision which requires Mr. Tilman Fertitta to be appointed to the board of directors of New DraftKings (the “New DraftKings Board”) upon the closing of the Acquisition and, subject to fiduciary obligations under applicable law, for New DraftKings to use commercially reasonably efforts to cause Mr. Fertitta to be elected as a director of New DraftKings at the first annual meeting of shareholders of New DraftKings to serve a full new term on the New DraftKings Board.
Therefore, if the Acquisition is completed prior to the Annual Meeting, the Company will increase the size of the Board of Directors to fourteen and appoint Mr. Fertitta to the Board of Directors and the then-current New DraftKings Board will appoint the fourteen members of the Board of Directors to comprise the New DraftKings Board. A total of twelve nominees will be voted upon at the Annual Meeting for election to the Board of Directors: eleven of the nominees who will have served as directors since the last annual meeting and the remaining one, Mr. Fertitta, who will have been appointed to the Board of Directors upon closing of the Acquisition. Immediately following the completion of the Annual Meeting,

New DraftKings will hold its annual meeting of shareholders at which the Company, as the sole record holder of New DraftKings as of the applicable record date, has agreed to cause those persons elected as directors of the Company at the Annual Meeting to be elected as directors of New DraftKings from and after the Annual Meeting. Immediately following completion of the New DraftKings annual meeting of shareholders, New DraftKings will replace the members of the Board of Directors of the Company with members of management, as the Company will be a wholly owned subsidiary of New DraftKings and the Company's shares of common stock will not be publicly traded. The result of the above steps will be that those persons elected as directors of the Company at the Annual Meeting will be the directors of New DraftKings, the new public company, immediately following the completion of the Annual Meeting. If the Acquisition is not completed prior to the Annual Meeting, the size of the Board of Directors will be set at eleven, votes cast for Mr. Fertitta will not be counted and the New DraftKings Board is not expected to change from its current composition.
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes, or skills for each nominee.
Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	41
Harry Evans Sloan	Vice Chairman of the Board	71
Matthew Kalish	President, DraftKings North America, Director	40
Paul Liberman	President, Global Technology and Product, Director	38
Tilman J. Fertitta	Director	64
Woodrow H. Levin	Director	43
Shalom Meckenzie	Director	45
Jocelyn Moore	Director	45
Ryan R. Moore	Director	48
Valerie Mosley	Director	62
Steven J. Murray	Director	53
Marni M. Walden	Director	54
Jason D. Robins is our Chief Executive Officer and Chairman of the Board. Mr. Robins co-founded the Company in December 2011 and served as its Chief Executive Officer from its inception, and has served as our Chief Executive Officer and Chairman of the Board since April 2020. Mr. Robins oversees the Company’s strategy and operations, while also driving financings and strategic initiatives. He has built a reputation for expanding DraftKings’ reach across numerous platforms through wide-ranging, forward-thinking strategic relationships. Mr. Robins has led efforts at DraftKings to work with policy makers and regulators to pass fantasy sports, sports betting and iGaming legislation. Mr. Robins also serves on the board of directors of Extend, which is currently engaged in the business of providing extended warranty service contracts for consumer products; Horizon Acquisition Corporation II; and FirstMark Horizon Acquisition Corp., special-purpose acquisition companies formed for the purpose of effecting a merger or similar business combination with one or more businesses primarily within technology industries located in the United States. Mr. Robins attended Duke University, where he received his B.S. in Economics and Computer Science and a minor in math.
We believe Mr. Robins is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder.
Harry Evans Sloan has served on our Board since April 2020 and serves as Vice Chairman of DraftKings. Mr. Sloan is a media investor, entrepreneur and studio executive. Since 2011, Mr. Sloan has co-founded seven special purpose acquisition companies with his partners, including Jeff Sagansky and Eli Baker, raising aggregate gross proceeds of over $5 billion. Mr. Sloan served as Chairman and Founder of Screaming Eagle Acquisition Corp, (Nasdaq SCRMU) which completed it’s $750M IPO in January 2022 and three months later announced a merger with Boston-based Ginkgo Bioworks Inc. (NYSE: DNA) in a deal valued at $17.5 billion and serves on their board. Mr. Sloan is the co-founder, Chief Executive Officer and Chairman of Soaring Eagle Acquisition Corp. (Nasdaq: SRNGU), which completed its $1.725 billion IPO in

February 2021. Prior to Soaring Eagle, he served as Chief Executive Officer and Chairman of Flying Eagle Acquisition Corp., which raised $690,000,000 in its initial public offering in March 2020 and in December 2020 completed its initial business combination with Skillz Inc. (NYSE: SKLZ), a technology company that enables game developers to monetize their content through fun and fair multi-player competition. Mr. Sloan remains a director of Skillz Inc. Prior to Flying Eagle, Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp., which raised $400 million in its initial public offering in May 2019 and in April 2020 completed its initial business combination with the Company. Prior to Diamond Eagle, Mr. Sloan was a founding investor of Platinum Eagle, which raised $325,000,000 in its initial public offering in January 2018, completed its initial business combination in March 2019 with Target Logistics Management, LLC and RL Signor Holdings, LLC and changed its name to Target Hospitality Corp. (Nasdaq: TH). Target Hospitality is a vertically integrated specialty rental and hospitality services company. Prior to Platinum Eagle, Mr. Sloan was a founding investor of Double Eagle, which raised $500,000,000 in its initial public offering in September 2015. Double Eagle completed its business combination in November 2017, in which its wholly-owned subsidiary acquired 90% of the shares of Williams Scotsman. In the transaction, Double Eagle changed its name to WillScot Corporation and subsequently to WillScot Mobile Mini Holdings Corp. (Nasdaq: WSC). WSC is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. Throughout his entrepreneurial career, Mr. Sloan was responsible for the creation or sponsorship of three successful public companies in the media and entertainment industries: Lions Gate Entertainment Corp., an independent motion picture and television production company, New World Entertainment Ltd., an independent motion picture and television production company, and SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan began his career as an entertainment lawyer with Sloan, Kuppin and Ament, a law firm he founded. He currently serves on the University of California, Los Angeles Anderson School of Management Board of Visitors, the Executive Board of the UCLA School of Theatre, Film and Television and the Harry and Florence Sloan Family Foundation. Mr. Sloan received his J.D. from Loyola Law School and his B.A. from the University of California, Los Angeles.
We believe Mr. Sloan is qualified to serve on our Board due, among other things, to his extensive experience as an international media investor, entrepreneur and studio executive and his ability to identify key investment opportunities with significant returns for his partners.
Matthew Kalish is our President, DraftKings North America, and a director. Mr. Kalish co-founded the Company in December of 2011 and served as its Chief Revenue Officer from 2014 until December 2019. In December 2019, Mr. Kalish was appointed President, DraftKings North America. Mr. Kalish has served on our Board since April 2020. Mr. Kalish’s areas of responsibility have grown consistently to now oversee the performance of DraftKings’ DFS, Sportsbook and iGaming offerings, and he leads DraftKings’ operations, marketing, analytics and customer experience departments. Mr. Kalish focuses on developing and managing high-performing offerings and promotions that users love, and bringing those offerings to market in order to drive user base growth and loyalty. The innovation under Mr. Kalish’s guidance has helped DraftKings grow its customer base significantly. Under Mr. Kalish’s oversight, DraftKings has grown to offer a broad variety of sports and game variants in DFS as well as highly competitive Sportsbook and iGaming offerings, which have resulted in DraftKings achieving a market leadership position in the rapidly expanding U.S. real-money gaming landscape. Mr. Kalish’s passion for sports, analytics and game design has been instrumental in growing DraftKings from a small Boston start-up to a digital sports and entertainment enterprise. Mr. Kalish received his MBA from Boston College and his B.A. in Computer Science and Economics from Columbia University.
We believe Mr. Kalish is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, DraftKings North America and as a co-founder.
Paul Liberman is our President, Global Technology and Product, and a director. Mr. Liberman co-founded the Company in December 2011 and served as its Chief Operations Officer (“COO”) from 2015 to December 2019. In December 2019, Mr. Liberman was appointed President, Global Technology and Product. Mr. Liberman has served on our Board since April 2020. He oversees our product development while leading efforts in maintaining the Company’s current product set. He acted as Old DK’s Chief Technology Officer from 2011 to 2013 and subsequently acted as its Chief Marketing Officer before becoming COO. Mr. Liberman’s data-driven mindset has been instrumental in growing DraftKings from a small Boston start-up to a digital sports and entertainment enterprise. Under his leadership, Mr. Liberman’s team has developed award-winning, stand-alone apps and product offerings including DraftKings’ DK Live and Leagues, DraftKings Daily Fantasy Sports app and, most recently, the DraftKings Sportsbook platform. Mr. Liberman also serves as an advisor to Extend, providing input and guidance on product and strategy. Mr. Liberman attended Worcester Polytechnic Institute where he received a B.S. in Electrical Engineering and minor in Computer Science.
We believe Mr. Liberman is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, Global Technology and Product and as a co-founder.
Tilman J. Fertitta is GNOG’s chief executive officer. From August 2020 through July 14, 2021, Mr. Fertitta has served as the co-chairman and chief executive officer of Landcadia Holdings III, Inc. He was previously co-chairman and chief executive officer of Landcadia Holdings I, Inc. from September 15, 2015 through the completion of the Waitr Holdings Inc. business combination. Since February 5, 2021, he has been co-chairman and chief executive officer of Landcadia Holdings IV, Inc. Since August 2010, Mr. Fertitta has been the sole shareholder, chairman and chief executive officer of Fertitta Entertainment, Inc. (“FEI”), which owns the NBA’s Houston Rockets, the restaurant conglomerate Landry’s, LLC, which we refer to as “Landry’s”, and the Golden Nugget casinos and is recognized today as a global leader in the dining, hospitality, entertainment and gaming industries. Mr. Fertitta was the sole shareholder at the time he took Landry’s public in 1993, and after 17 years as a public company, he was the sole shareholder after Landry’s was taken private in 2010. Mr. Fertitta currently serves as chairman of the Houston Children’s Charity and the Houston Police Foundation, and is currently the chairman of the Board of Regents at the University of Houston. He is also on the Executive Committee of the Houston Livestock Show and Rodeo, one of the largest charitable organizations in the United States.
We believe Mr. Fertitta is qualified to serve on our Board due, among other things, to his experience in the dining, hospitality, entertainment and gaming industries and as a public company director.
Mr. Fertitta was nominated to our Board pursuant to the terms of the Merger Agreement. For more information, see the section above entitled “The GNOG Acquisition.”
Woodrow H. Levin is the founder and has served as Chief Executive Officer of Extend, Inc. (“Extend”), which offers an API-first solution for merchants to offer extended warranties and protection plans, and 3.0 Capital GP, LLC, which is a multi-strategy crypto asset hedge fund. Mr. Levin has served on our Board since April 2020. Prior to founding Extend in November 2018 and 3.0 Capital GP, LLC in December 2017, Mr. Levin served as Vice President of growth at DocuSign, Inc., which allows organizations to digitally prepare, sign, act on, and manage agreements. In addition, Mr. Levin served as the founder and Chief Executive Officer of Estate Assist, Inc., from February 2014 to September 2015 (at which time it was acquired), which offers digital estate planning assistance and BringIt, Inc., from June 2009 to September 2012 (at which time it was acquired), which provides a virtual currency casino and arcade. Mr. Levin served as Director Emerging Business - Office of the CTO at International Game Technology, Inc., which manufactured and distributed slot machines and other gaming technology. Mr. Levin currently serves as a member of the board of directors of Extend (since November 2018). He received his J.D. from Chicago-Kent College of Law, Illinois Institute of Technology, and his B.A. from the University of Wisconsin.
We believe Mr. Levin is qualified to serve on our Board due, among other things, to his extensive experience and knowledge as an executive for technology companies, and his service as a member of our board.
Shalom Meckenzie is an entrepreneur who founded SBTech (Global) Limited in July 2007 and served as a director until May 2014. Mr. Meckenzie has served on our Board since April 2020. He currently serves as a member of the board of directors of A.L. Skyshield Ltd (since May 2014) which is a holding company for real estate property. Mr. Meckenzie also served as a member of the board of directors of Gaming Tech Ltd., from June 2003 until January 2018, which is a subsidiary of SBTech that provides general and administration, marketing support and research and development services. Following the Business Combination, Mr. Meckenzie embarked on certain business ventures in the field of connected fitness and blockchain.

We believe Mr. Meckenzie is qualified to serve on our Board due, among other things, to his experience and background in managing large-scale international corporations, including over a decade of experience in the online sports betting and online gaming industries, as well as his service as a member of the board of directors of numerous companies.
Jocelyn Moore has served on our Board since September 2020 and is currently Senior Managing Director of Corporate Affairs at Pretium. She serves on the boards of OppFi, a publicly-traded financial technology company (NYSE: OPFI); and Pallas Advisors, a strategic advisory firm specializing in national security, defense, and innovation. In October 2021, Ms. Moore was appointed by the Biden Administration to serve on the board of the First Responder Network (FirstNet) Authority, a unique public-private partnership created after September 11th to provide a high-speed, nationwide, wireless broadband network for public safety. As Principal of Jocelyn Moore Consulting LLC starting in May 2020, Ms. Moore has advised CEOs, executive teams, and boards of directors on strategic communications, crisis and risk management, regulatory affairs, corporate social responsibility, operations, organizational change, and diversity, equity, inclusion, and belonging. Previously, from June 2018 until April 2020, Ms. Moore was Executive Vice President of Communications and Public Affairs at the National Football League (“NFL”). As the NFL’s Global Chief Communications Officer, she was a member of the executive leadership team and responsible for managing the league’s corporate affairs. From July 2016 to June 2018, Ms. Moore was Senior Vice President of Public Policy and Government Affairs at the NFL. As Head of the NFL’s Washington, D.C. office, she led the league’s public policy agenda and managed the league’s political action committee. Prior to joining the NFL, from September 2015 until July 2016, Ms. Moore served as a Managing Director of The Glover Park Group, a leading national communications and government affairs consulting firm. She also spent 15 years in various staff positions in the United States Senate, most recently as the Deputy Staff Director of the Senate Finance Committee. Ms. Moore is a member of the West Virginia University Health System Board of Directors, where she serves on the Quality & Patient Safety Committee. She serves as a director on several nonprofit boards: the International Social Service, USA, Board of Directors, where she is Chair of the Development and Communications Committee; the West Virginia University Health System Board of Directors, where she is a member of the Quality & Patient Safety Committee; the University of Florida Foundation National Board of Directors, where she is as a member of the Audit and Nominating Committees; the University of Florida Alumni Association Board of Directors, where she is a member of the Executive Committee; and the DC Rape Crisis Center Board of Directors, where she is a member of the Fundraising Committee. Ms. Moore holds a B.A. in English and an M.Ed. in Student Personnel in Higher Education, both from the University of Florida.
We believe Ms. Moore is qualified to serve on our Board due, among other things, to her experience and background in managing large-scale corporations, including experience in the front office of the NFL, as well as her service as a member of the board of directors of numerous entities.
Ryan R. Moore co-founded Accomplice Management, LLC, a venture capital firm, in January 2015 and is a founding investor in several technology companies. Mr. Moore has served on our Board since April 2020. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP (“Softbank”), a venture capital firm. Later, he was an investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.
We believe Mr. Moore is qualified to serve on our Board due, among other things, to his extensive investment experience and background, including experience in the eSports industry, as well as his service as a member of the board of directors of Old DK and numerous other companies.
Valerie Mosley has served on our Board since September 2020 and is the Founder of Upward Wealth, a wealth-tech platform that helps hardworking Americans grow their net worth. Ms. Mosley advises and invests in companies that add value to investors and society through Valmo Ventures since 2012. Previously, from January 1992 until June 2012, Ms. Mosley served in multiple roles at Wellington Management Company, LLP (“Wellington Management”), a trillion-dollar global money management firm, including as Senior Vice President, Partner, Portfolio Manager and Investment Strategist. During her 20-year tenure at Wellington Management, she directly managed billions of dollars for clients and also chaired the firm’s Industry Strategy Group, charged with taking a long-term perspective to identify headwinds and tailwinds impacting industries. Ms. Mosley began her career at Chase Manhattan Bank, where she was a Commercial Lending Officer for financial institutions. She also worked in institutional corporate bond sales at Kidder Peabody and at P.G. Corbin Asset Management as its Chief Investment Officer before moving on to Wellington Management. Ms. Mosley currently serves on the Board of Directors of Eaton Vance’s family of mutual funds, where she is chair of the governance committee and a member of the investment committee; Groupon, Inc. (Nasdaq: GRPN), an online marketplace company, where she is a member of the nominating committee; Envestnet, Inc. (NYSE: ENV), a wealth management services and technology company, where she is a member of the nominating and governance committee and compliance and information security committee; and Caribou, an fintech that refinances automobile loans. Ms. Mosley also serves on New York State’s Common Retirement Pension Fund Investment Advisory Committee and the Board of New Profit, a philanthropic venture firm. She is a founding member of the American Red Cross of Massachusetts Bay Tiffany Circle Society of Women Leaders. Ms. Mosley holds a B.A. in History from Duke University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania, with a specialty in finance.
We believe Ms. Mosley is qualified to serve on our Board due, among other things, to her extensive investment experience and background, including her experience serving as a member of the boards and committees of several large U.S. public companies.
Steven J. Murray is the Managing Partner of Revolution Growth III, LP (together with its affiliates, “Revolution”), a venture capital firm, where he has worked since January 2016. Mr. Murray has served on our Board since April 2020. Prior to joining Revolution, Mr. Murray worked for Softbank, a venture capital firm, from April 1996 to January 2016, where he most recently served as a Partner. Prior to joining Softbank, he worked for Deloitte & Touche LLP, where he specialized in high-growth technology based businesses. Mr. Murray currently serves as a member of the board of directors of a number of public and private Revolution portfolio companies, including: BigCommerce, Inc.(NASDAQ: BIGC) (since June 2018) where he sits on the audit committee, which is the world’s leading open SaaS ecommerce platform for fast-growing and established brands; Convene Holding Company LLC (since June 2018), which offers full-service, technology-enabled meeting, event and flexible workspaces; Glowforge Inc. (since August 2019), which manufactures 3D laser printers; Interactions Corporation (since June 2013), which uses artificial intelligence to create virtual assistant customer service products for companies; and InVenture Capital Corporation d/b/a Tala (since March 2018), which provides financial products and services to underbanked individuals in developing nations. From June 2013 until January 2021, Mr. Murray served as a member of the board of directors of Fitbit, Inc. (NYSE: FIT), which offers wireless-enabled wearable technology devices and activity trackers. Mr. Murray received his B.S. in Accounting from Boston College in 1990.
We believe Mr. Murray is qualified to serve on our Board due, among other things, to his experience as a member of the board of directors of both public and private companies, including Old DK, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.
Marni M. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access, global enterprise solutions and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden lead multiple acquisitions and integrations including Yahoo, AOL, Fleetmatics, Telogis, Altel and RCC. Ms. Walden has served on our Board since April 2020. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/aCellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service; and ironSource Ltd. (since May 2021), which assists mobile content creators in expanding businesses in the app economy. From April 2018 until July 2020, Ms. Walden served as a member of the board of directors of 4C Insights, Inc., which provides a self-service intelligence platform for marketers. She also serves as an advisor to Goldman Sachs and New Mountain Capital, as well as various private companies, including Transformco, Opensignal Limited. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.
We believe Ms. Walden is qualified to serve on our Board due, among other things, to her over 20 years’ experience in telecommunications, technology and media, including her leadership roles at Verizon, where she gained extensive experience managing multi-billion dollar lines of business and leading transformative M&A activities and digital transformations, as well as her service as a member of the board of directors of Old DK and numerous other public and private companies.
Jason Robins, our Chairman and Chief Executive Officer, currently possesses approximately 90% of the total voting power. Please see “Security Ownership of Certain Beneficial Owners and Management” below. Mr. Robins has indicated his intention to vote in favor of each of the nominees set forth in Proposal No. 1. Accordingly, election of all of the nominees set forth in Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Robins.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED HEREIN (ITEM NO. 1 ON THE ENCLOSED PROXY CARD).

EXECUTIVE OFFICERS
General
The table below identifies, and provide certain information concerning, our current executive officers other than our current Chief Executive Officer, President, DraftKings North America and President, Global Technology and Product, whose information is included above.
Name	Position	Age
R. Stanton Dodge	Chief Legal Officer and Secretary	54
Jason K. Park	Chief Financial Officer	45
Erik Bradbury	Chief Accounting Officer	44
R. Stanton Dodge is our Chief Legal Officer and Secretary. Mr. Dodge joined DraftKings in that capacity in November 2017, and is responsible for all legal and government affairs and oversees Corporate Communications for DraftKings. Prior to joining DraftKings, Mr. Dodge served as Executive Vice President, General Counsel and Secretary of DISH Network Corporation (Nasdaq: DISH) from June 2007 to October 2017, where he was responsible for all legal and government affairs and oversaw corporate communications. Mr. Dodge serves on the board of directors of EchoStar Corporation (Nasdaq: SATS). In addition, Mr. Dodge was appointed to the State of Colorado, Supreme Court Nominating Commission on January 1, 2018 to serve a six-year term on the commission tasked with recommending nominees to fill vacancies on the Colorado Supreme Court and the Colorado Court of Appeals. Mr. Dodge received his J.D., magna cum laude, from Suffolk University Law School and his B.S. in Accounting from the University of Vermont.
Jason K. Park is our Chief Financial Officer. Mr. Park joined DraftKings in that capacity in June 2019, and is responsible for the accounting, tax, treasury, financial planning and analysis and investor relations departments. Mr. Park also serves as a member of the board of directors of Pine Street Inn, a non-profit organization that partners with homeless individuals to help them find and retain housing; Belong Acquisition Corp (Nasdaq: BLNGU); Corner Growth Acquisition Corp 2 (Nasdaq: TRONU) and Corner Growth Acquisition Corp. (Nasdaq: COOL.U) (since December 2020), special-purpose acquisition companies formed for the purpose of effecting a merger or similar business combination with one or more businesses primarily within technology industries. Prior to joining DraftKings, from January 2009 to June 2019, Mr. Park worked at Bain Capital Private Equity (“Bain Capital”) where he was an Operating Partner and focused on technology investments. For more than 10 years, Mr. Park worked collaboratively with chief executive officers, chief financial officers and management teams to develop and achieve value creation plans. Before Bain Capital, Mr. Park was an Associate Partner at McKinsey & Company. Mr. Park has previously served as a director of Central Square Technologies. Mr. Park received his MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a B.B.A. from the University of Michigan.
Erik Bradbury is our Chief Accounting Officer. Mr. Bradbury joined DraftKings in that capacity in September 2020, and is responsible for the Company’s accounting functions, including SEC and regulatory reporting, operational accounting, accounting policy and development of relevant accounting positions. Prior to joining DraftKings, Mr. Bradbury has over 16 years of experience, most recently as a Partner with Ernst & Young, from July 2017 to September 2020. From September 2015 until September 2017, Mr. Bradbury served as a Professional Accounting Fellow at Financial Executives International. Prior to his role as a Professional Accounting Fellow, Mr. Bradbury spent 11 years in Ernst & Young’s U.S. Assurance practice where he served in multiple roles, including within the National Professional Practice Group, Financial Accounting Advisory Services practices and as an auditor. Mr. Bradbury holds a Bachelor’s degree in accounting from Brigham Young University and is a Certified Public Accountant.

CORPORATE GOVERNANCE MATTERS
Board of Directors and Committees and Selection Process
Our Board held sixteen meetings in 2021 and acted by unanimous written consent on eight occasions during 2021. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served. In addition, our non-employee directors held four executive sessions in 2021.
Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.
Director Independence; Controlled Company Exemption
Mr. Robins is the beneficial owner of all the outstanding shares of our Class B Shares and controls a majority of the voting power of our outstanding capital stock, as a result of which Mr. Robins has the power to elect a majority of our directors. Pursuant to the NASDAQ listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to NASDAQ listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Pursuant to NASDAQ listing standards, as a controlled company, we are not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board currently consists of thirteen directors, of whom Mr. Levin, Ms. J. Moore, Mr. R. Moore, Ms. Mosley, Mr. Murray, Mr. Nada, Mr. Salter, Mr. Sloan and Ms. Walden are “independent directors,” as defined in NASDAQ listing standards and applicable SEC rules.
The charters of our audit, compensation, nominating and corporate governance and compliance committees are available free of charge on the investor relations section of our website at www.draftkings.com. The function and authority of these committees are described below:
Audit Committee
The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:
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appoints our independent registered public accounting firm;

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evaluates the independent registered public accounting firm’s qualifications, independence and performance;

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determines the engagement of the independent registered public accounting firm;

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reviews and approves the scope of the annual audit and the audit fee;

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discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

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monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

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is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

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reviews our critical accounting policies and estimates; and

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reviews the audit committee charter and the committee’s performance at least annually.

Our audit committee consists of Messrs. R. Moore, Murray and Nada and Ms. Mosley, with Mr. Murray serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board of Directors has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ with respect to audit committee membership. The Board has also determined that Mr. Murray qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. During 2021, the audit committee held seven meetings and acted by unanimous written consent on one occasion.
Compensation Committee
Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:
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reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

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determines the compensation of our Chief Executive Officer and recommends the compensation of the other executive officers to the Board;

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determines the issuance of stock options and other awards under our stock plans to the Chief Executive Officer and other executive officers;

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recommends to our Board of Directors the issuance of all other stock options and other awards under our stock plans; and

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reviews the compensation committee charter at least annually.

The compensation committee consists of Messrs. R. Moore, Meckenzie and Nada and Ms. J. Moore, with Mr. Nada serving as the chair of the committee. Pursuant to NASDAQ listing standards, as a controlled company, we are not required to have a compensation committee composed entirely of independent directors; however, with the exception of Mr. Meckenzie, the members of our compensation committee are independent as defined in NASDAQ listing standards, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. During 2021, the compensation committee held five meetings and acted by unanimous written consent on four occasions.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. Among other matters, the nominating and corporate governance committee:
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identifies and reviews independent director candidates and recommend independent director nominees for selection by the Board of Directors to fill the number of independent director positions established by resolution of the Board of Directors from time to time;

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consider director nominees in light of the entirety of their credentials, including but not limited to: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board of Directors duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and governance guidelines of the Company and (vi) the needs of the Board of Directors and the Company;
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report to the Board of Directors on all material actions taken by the nominating and corporate governance committee;

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review the nominating and corporate governance committee’s charter from time to time and recommend any proposed changes to the Board of Directors; and

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perform any other duties or responsibilities expressly delegated to the nominating and corporate governance committee by the Board of Directors from time to time.

The nominating and corporate governance committee consists of Messrs. Levin, Murray and Sloan and Mmes. Moore, Mosley and Walden, with Mr. Sloan serving as the chair of the committee. Pursuant to NASDAQ listing standards, as a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors; however, each of the members of the nominating and corporate governance committee is an independent director as defined in NASDAQ listing standards. During 2021, the nominating and corporate governance committee held two meetings.
Compliance Committee
The compliance committee oversees our non-financial compliance matters. Among other matters, the compliance committee:
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identifies, reviews and analyzes laws and regulations applicable to us;

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recommends to the Board, and monitors the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

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reviews significant compliance risk areas identified by management;

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discusses periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

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monitors compliance with, authorize waivers of, investigate alleged breaches of and enforce our non-financial compliance programs; and

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reviews our procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

The compliance committee consists of Messrs. Liberman and Salter and Mmes. Moore and Walden, with Mr. Salter serving as the chair of the committee. During 2021, the compliance committee held four meetings.
Board Leadership Structure
The Company combines the positions of Chief Executive Officer and Chairman of the Board. The Company believes that the Chief Executive Officer, as a Company executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board about the Company’s performance and strategies, and proposing agendas for the Board. We believe his in-depth knowledge of the Company and his extensive executive and management experience makes him uniquely well positioned to lead the Board in developing and monitoring the strategic direction of the Company.
Board’s Role in Risk Oversight
The Board has ultimate responsibility for oversight of the Company’s risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Company. These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks. Additionally, the Company’s risk management processes are intended to identify, manage, and control risks so that they are appropriate considering the Company’s scope, operations, and business objectives. The full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management, and risk mitigation strategies. The audit committee also meets to, among other things, discuss the Company’s risk management culture and processes. For example, as part of its charter, our audit committee is responsible for, among other things, discussing the Company’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. In addition, the compliance committee monitors risks relating to certain compliance matters, such as those described in the section “Compliance Committee,” and recommends appropriate actions in response to those risks. When a committee receives a report from a member of management regarding areas of risk, the chair of the relevant committee is expected to report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors to the extent necessary or appropriate.
Other Information about the Board of Directors
Compensation Committee Interlocks and Insider Participation
The directors who served as members of the compensation committee during the fiscal year ended December 31, 2021 were Messrs. R. Moore, Nada and Meckenzie and Ms. J. Moore. None of the members of the compensation committee has at any time been an officer or employee of DraftKings. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers on our compensation committee or Board.
Code of Business Ethics
We have adopted a code of business ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business ethics is available on our website at www.draftkings.com. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.
Annual Meeting Attendance
Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. We expect that all of our directors will attend the Annual Meeting.
Board Criteria
In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, DraftKings believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The nominating and corporate governance committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of, among other things, experience, knowledge, and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.
A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Chief Legal Officer and Secretary or any member of the nominating and corporate governance committee in writing with whatever supporting material the shareholder considers appropriate. The nominating and corporate governance committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations. Communications can be directed to the Company’s Chief Legal Officer and Secretary or any member of the nominating and corporate governance committee in accordance with the process described in “Shareholder Communications” below.
Environmental, Social and Governance Highlights
We believe our focus on corporate responsibility, ethics and enterprise risk management protects the long-term interests of our shareholders. A key component of our corporate strategy and risk management programs is oversight by our Board and most senior leaders as well as every one of our employees, because how responsibly we run our business is intrinsically tied to achieving operational excellence. These responsibilities require us to evaluate and monitor our environmental, social and governance (“ESG”) practices, which go hand-in-hand with generating value for our shareholders.
We plan to publish ESG reports on a regular basis showcasing our commitment to considering the environmental, social, and governance aspects of our business (the “ESG Report”). Our ESG Reports will be available on our website “ESG” tab or using the following link: https://draftkings.gcs-web.com/esg.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power
Current Directors and Executive Officers
Jason Robins(1)(2)(3)	15,921,120	3.9%	393,013,951	100%	90.7%
Matthew Kalish(1)(3)(4)	6,462,524	1.6%	—	—	*
Paul Liberman(1)(3)(5)	7,166,951	1.8%	—	—	*
Woodrow Levin(1)(3)(7)	70,750	*	—	—	*
Shalom Meckenzie(8)	18,070	*	—	—	*
Jocelyn Moore(1)(9)	9,392	*	—	—	*
Ryan R. Moore(1)(3)(10)	7,843,068	1.9%	—	—	*
Valerie Mosley(1)(11)	9,362	*	—	—	*
Steven J. Murray(1)(3)(12)	33,574	*	—	—	*
Hany M. Nada(1)(13)	1,096,778	*	—	—	*
John S. Salter(1)(14)	11,374,955	2.8%	—	—	*
Harry E. Sloan(15)	67,789	*	—	—	*
Marni M. Walden(1)(16)	173,998	*	—	—	*
R. Stanton Dodge(1)(17)	3,777,586	*	—	—	*
Jason Park(1)(18)	1,276,577	*	—	—	*
All Directors and Executive Officers as a Group (15 Individuals)	55,302,494	13.5%	393,013,951	100%	91.2%
Five Percent Holders
The Vanguard Group(19)	26,338,845	6.4%	—	—	*
ARK Investment Management LLC (20)	20,996,534	5.1%	—	—	*

*
Less than one percent.

(1)
The business address of each of these shareholders is 222 Berkeley Street, Fifth Floor, Boston, MA 02116.

(2)
Includes 3,576,048 shares of Class A common stock and 10,648,176 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Robins, our Chief Executive Officer and

Chairman of the Board, Jason Robins Revocable Trust u/d/t January 8, 2014, Robins Family Trust, Jason Robins 2020 Trust and/or Robins Grantor Retained Annuity Trust of 2020, Robins Family LLC, Robins September 2020 Grantor Retained Annuity Trust, Robins December 2021 Grantor Retained Annuity Trust and the Robins Family GST Trust 2021 for which Mr. Robins has sole investment and voting power. Also includes 1,688,826 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Robins is a party to the Stockholders Agreement.
(3)
Includes such holder’s pro rata portion of Class A common stock underlying the private placement warrants transferred from Eagle Equity Partners and Harry Sloan to equity holders of Old DK that became exercisable on May 23, 2020 as follows: 8,070 shares to Mr. Robins and entities affiliated with him; 7,174 shares to Mr. Kalish and entities affiliated with him; 6,792 shares to Mr. Liberman and entities affiliated with him; 1,983 shares to Mr. Levin and entities affiliated with him; 63,450 shares to Mr. Moore through entities affiliated with him; 152,190 to Mr. Salter through an entity affiliated with him.

(4)
Includes 2,192,853 shares of Class A common stock and 2,925,036 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Kalish, our President, DraftKings North America, and Director, Kalish Family 2020 Irrevocable Trusts and Matthew P. Kalish 2020 Trust, for which Mr. Kalish has sole investment and voting power. Also includes 1,337,461 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Kalish is a party to the Stockholders Agreement.

(5)
Includes 2,026,482 shares of Class A common stock and 3,786,968 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Liberman, our President, Global Technology and Product, and Director, Paul Liberman 2015 Revocable Trust dated May 12, 2015, Paul Liberman 2020 Trust, Liberman Grantor Retained Annuity Trust of 2020, Rachel Nager Liberman 2015 Revocable Trust and Paul Liberman 2020 Irrevocable Trust, for which Mr. Liberman has sole investment and voting power. Also includes 1,346,709 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Liberman is a party to the Stockholders Agreement.

(7)
Includes 64,121 shares of Class A common stock and beneficially owned by Mr. Levin, Levin Family 2015 Irrevocable Trust and OneSix Red, LLC, for which Mr. Levin has sole investment and voting power. Also includes 4,646 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Levin is a party to the Stockholders Agreement.

(8)
Includes 12,329 shares of Class A common stock and 5,741 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Meckenzie is party to the Stockholders Agreement.

(9)
Includes 4,476 shares of Class A common stock and 4,916 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days.

(10)
Represents shares of Class A common stock held by Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC and Atlas Venture Fund VIII, L.P., for which Mr. Moore shares investment and voting control. Mr. Moore disclaims beneficial ownership of all shares except to the extent of his pecuniary interest, if any, therein. Also includes 4,916 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Moore is a party to the Stockholders Agreement.

(11)
Includes 4,500 shares of Class A common stock and 4,862 shares underlying restricted stock units that will vest within 60 days.

(12)
Represents shares of Class A common stock and 5,420 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Murray is a party to the Stockholders Agreement.

(13)
Represents shares of Class A common stock held by Mr. Nada and the 2018 Nada Family Trust, for which Mr. Nada serves as the trustee. Also includes 5,133 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Nada is a party to the Stockholders Agreement.

(14)
Represents shares of Class A common stock held by RPII DK LLC, for which Mr. Salter shares investment and voting control. Also includes 4,754 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Salter is a party to the Stockholders Agreement.

(15)
Includes 63,035 shares of Class A common stock and 4,754 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Sloan is a party to the Stockholders Agreement.

(16)
Includes 107,383 shares of Class A common stock, 60,961 vested options exercisable for shares of Class A common stock and 5,654 shares underlying unvested options to purchase Class A common stock that will vest within 60 days. Ms. Walden is a party to the Stockholders Agreement.

(17)
Includes 54,833 shares of Class A common stock, 3,253,660 vested options exercisable for shares of Class A common stock and 469,093 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr. Dodge, our Chief Legal Officer and Secretary. Mr. Dodge is a party to the Stockholders Agreement.

(18)
Includes 326,649 shares of Class A common stock, 405,256 vested options exercisable for shares of Class A common stock and 544,672 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr. Park, our Chief Financial Officer, the Park Family 2021 Grantor Retained Annuity Trust, the Park Family 2021 GRAT II, Park Family 2022 Grantor Retained Annuity Trust III and the Park Family 2022 GRAT IV. Mr. Park is a party to the Stockholders Agreement.

(19)
The business address of the Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power as to 0 shares of Class A common stock and sole dispositive power as to 25,683,022 shares of Class A common stock. In addition, of the shares of Class A common stock beneficially owned, Vanguard has shared voting power as to 292,719 shares of Class A common stock and shared dispositive power as to 655,823 shares of Class A common stock. The foregoing information is based solely upon a Schedule 13G filed by Vanguard with the SEC on February 9, 2022.

(20)
The business address of ARK Investment Management LLC (“ARK”) is 3 East 28th Street, 7th Floor, New York, NY 10016. ARK has sole voting power as to 19,120,786 shares of Class A common stock and sole dispositive power as to 20,996,534 shares of Class A common stock. In addition, of the shares of Class A common stock beneficially owned, Vanguard has shared voting power as to 1,468,498 shares of Class A common stock and shared dispositive power as to 0 shares of Class A common stock. The foregoing information is based solely upon a Schedule 13G filed by Vanguard with the SEC on February 9, 2022.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. A Form 4 was not timely filed with the SEC reporting the vesting of restricted stock units on February 24, 2021 for each of Mr. Robins, Mr. Liberman, Mr. Kalish, Mr. Dodge and Mr. Park; however, a Form 4 corresponding to each reporting event was subsequently filed with the SEC on February 25, 2021.
To our knowledge, based solely on a review of copies of such reports furnished to us by our officers and directors, we believe that, during the fiscal year ended December 31, 2021, there were no other failures to timely file reports by persons required to file reports under Section 16(a) of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
Our Named Executive Officers
In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Named Executive Officers (“NEOs”) of DraftKings Inc. (“DraftKings,” “we,” “us,” “our,” or the “Company”) include the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the next three most highly compensated executive officers serving as executive officers on December 31, 2021.
Our NEOs for 2021 are our five executives shown below.
Jason Robins, Co-Founder, Chief Executive Officer and Chairman of the Board
Jason Robins is the co-founder, CEO and Chairman of the Board at DraftKings. Robins co-founded DraftKings in 2011 and oversees the Company’s global strategy and operations.
In the early stages of the Company, Robins was responsible for the impressive roster of investors spanning the sports and tech industries, in addition to facilitating the Company’s relationships with all of the major American sports leagues and catapulting DraftKings to a national household name synonymous with sports. Robins has also led the efforts at DraftKings to work with policy makers and regulators to pass smart daily fantasy sports, sports betting and iGaming legislation which has enabled the Company’s growth and expansion in the U.S. and abroad. With Robins at the helm, in April 2020, DraftKings became a publicly traded company on The Nasdaq Stock Market (“NASDAQ”). After the completion of the transactions contemplated by the business combination agreement (the “Business Combination”) dated December 22, 2019, as amended on April 7, 2020, DraftKings became the only U.S.- based, vertically integrated sports betting and online gaming company.
Robins’ work has been recognized by the media and his peers, both nationally and locally in Boston. Under his guidance and leadership, DraftKings was recognized by Inc. Magazine as a Best-Led company in 2021, as well as a Top Place to Work for DEI by the Boston Globe and Top Workplaces. In 2021, Jason was named by Business Insider as a “Top Executive”. Other recognitions include: Fortune’s “40 Under 40” list of the most influential people in business, Sports Business Journal’s “40 Under 40,” and, in 2020, “The People Who Influenced Sports Business in 2020,” and Jason was also named as the 2020 “American Executive of the Year” by the Global Gaming Awards.
Robins attended Duke University, where he received a degree in economics and computer science and minored in mathematics.

Matt Kalish, Co-Founder and President, DraftKings North America
Matt Kalish is President of DraftKings North America. Kalish co- founded DraftKings in 2011 and is accountable for North America revenue. Kalish oversees marketing, analytics and business operations for fantasy sports, sports betting, iGaming and DraftKings Marketplace.
Kalish, a lifelong fan of fantasy sports, sports betting, and strategy games, combined his experience in corporate analytics and e-commerce to become the “game master” of DraftKings.
Kalish has led his team to go beyond the industry standards through the development of a customer- centric approach to all of DraftKings’ products and experiences. Through his unique and creative promotions and implementation of strategic elements from the Company’s wide-ranging relationships, DraftKings has become an early leader in the sports betting and iGaming industries, as well as distinguished itself as the top-rated mobile sportsbook in the U.S.
Kalish was named to Sports Business Journal’s class of 2019 “Forty Under 40” and was also recognized as a member of the Leaders Sports Awards “Leaders Under 40 Class of 2020”. He received an MBA from Boston College and holds degrees in economics and computer science from Columbia University.
Paul Liberman, Co-Founder and President, Global Technology and Product
Paul Liberman is President of Global Technology and Product. Liberman co-founded DraftKings in 2011 and maintains strategic leadership and global accountability for DraftKings’ technology platform, product, and IT functions. He has acted as Chief Technology Officer, Chief Marketing Officer, and Chief Operations Officer before moving into his current position as President, Global Technology and Product.
Liberman’s data-driven mindset has been instrumental in catapulting DraftKings from a small Boston start-up to a global sports-tech entertainment enterprise. Through his work in developing a flexible product suite, DraftKings was able to quickly expand its DFS product into states as the industry rapidly grew post-2016. Building from this same technology, after the Professional and Amateur Sports Protection Act was overturned in 2018, Liberman led the development, and rapid expansion, of DraftKings Sportsbook, which allowed the business to be among the first movers in new jurisdictions and to be operational in more states with a mobile sportsbook product than any other operator.
Under his direction, Liberman’s team has developed award-winning, stand-alone apps and products including DraftKings’ Daily Fantasy Sports app, as well the top-rated DraftKings Sportsbook and casino products.
Moreover, Liberman maintains a focus on DraftKings’ consumer protections and responsible gaming measures to ensure the company maintains high standards of integrity and player safety, and is continuously optimizing the protections in place in the best interest of its customers and community.
Liberman was named to Boston Business Journal’s “40 Under 40” and was also named a member of the Leaders Sports Awards “Leaders Under 40 Class of 2020.” He attended Worcester Polytechnic Institute where he received a degree in electrical engineering and computer science.

R. Stanton Dodge, Chief Legal Officer and Secretary
R. Stanton Dodge joined DraftKings as Chief Legal Officer and Secretary in November 2017. In his position, Dodge oversees DraftKings’ legal, government affairs and communications teams, leading DraftKings’ future growth in passing smart legislation, and is a key figure in positioning DraftKings to enter new markets and seize new business opportunities.
Prior to DraftKings, Dodge worked at DISH Network (“DISH”) for more than 20 years in positions of increasing responsibility in the legal department, most recently as executive vice president, general counsel and secretary of DISH, responsible for all legal, government affairs and corporate communications.
Dodge is the two-time winner of the Denver Business Journal’s “Chief Legal Officer of the Year” award and has been recognized by the National Law Journal as one of “America’s 50 Outstanding General Counsels”.
Dodge received a degree in accounting from the University of Vermont, and a Juris Doctor, magna cum laude, from Suffolk University Law School.
Jason Park, Chief Financial Officer
Jason Park joined DraftKings as Chief Financial Officer in June 2019. Park is responsible for Accounting, FP&A, Tax, Treasury, and Investor Relations. In addition, Park provides strategic guidance to Jason Robins and the rest of the senior management team to help boost the Company’s success as it pursues its multi-year growth plan. Park played an instrumental role in executing the Business Combination and subsequent listing on the NASDAQ, as well as overseeing the successive rounds of capital market fundraising.
Prior to DraftKings, Park worked at Bain Capital Private Equity where he was an Operating Partner and focused on technology investments. For more than 10 years, Park worked collaboratively with CEOs, CFOs, and management teams to develop and achieve value creation plans. Before Bain Capital, Park spent eight years with McKinsey & Company.
Park holds an MBA from the Wharton School at the University of Pennsylvania and a MAcc (“Master of Accountancy”) and a BBA from the University of Michigan where he was a James B. Angell Scholar.

Business Highlights
During 2021, under the leadership of our executive team, we maintained our impressive growth trajectory in our core product offerings of daily fantasy sports (“DFS”), sports betting (“Sportsbook”) and online casino (“iGaming”) and expanded into a new adjacent vertical.
Our business highlights include:
1.
Delivered significant revenue growth in 2021

•
Increased revenue by 101% year-over-year on a pro forma basis to $1,296 million compared to $644 million in 2020.

2.
Launched mobile sports betting in 5 new states and launched iGaming in 2 new states

•
As of December 31, 2021, we were live with mobile sports betting in 15 states, representing approximately 29% of the U.S. population and with iGaming in 5 states, representing approximately 11% of the U.S. population.

•
In 2021, we secured access to New York and Louisiana’s online sports betting markets and successfully launched Sportsbook in New York on January 8, 2022 and in Louisiana on January 28, 2022. New York represents approximately 6% of the U.S. population.

•
Additionally, Ohio, Maryland, Puerto Rico & Ontario are pending launch, subject to regulatory approval.

3.
Completed migration to in-house technology and introduced industry leading products and games

•
Completed the full online and retail migration to our in-house technology ahead of schedule in the third quarter of 2021.

•
Implemented a suite of product innovations to our Sportsbook including same game parlays, in-game micro-markets and player props.

•
Launched in-house developed games including Spanish 21, Baccarat, Craps, and Rocket to our iGaming offerings.

4.
Created new adjacent vertical with the introduction of DraftKings Marketplace

•
Initially focused on selling non-fungible tokens (“NFTs”).

•
Each of the 110 exclusive NFT releases during 2021 were oversubscribed.

•
We also revealed plans with the NFL Players Association and OneTeam Partners, the group licensing partner of the NFLPA, to launch gamified NFT collections that we anticipate debuting on DraftKings Marketplace during the 2022-2023 NFL season. The agreement grants us licensing rights for active NFL players, including the authentic use of name, image and likeness. Initial anticipated features of our gamified NFL player NFTs include the ability for customers to use these collectibles within games against others on the platform as well as separate buying and selling functionality.

5.
Announced acquisitions consistent with DraftKings’ growth priorities

•
Acquired Vegas Sports Information Network, Inc.(“VSiN”), a multi-platform broadcast and content company and announced a content distribution deal with YouTube TV to deliver sports betting news, analysis and insights.

•
Acquired Blue Ribbon Software Ltd., a global jackpot and gamification company.

•
Acquired Scarcity Labs, Inc., a technology company that focuses on the development of blockchain and NFT ecosystems.

•
Announced the acquisition of Golden Nugget Online Gaming, Inc., a leading online casino operator. The acquisition is expected to close in the first quarter of 2022.

6.
Capitalized the business to support DraftKings’ growth plan

•
Further capitalized the Company by raising more than $1.1 billion, net of the capped call transaction, with a 0% interest, 7-year convertible note (the “Convertible Note”).

•
At any time on or after September 15, 2027, the holders of the Convertible Note may convert at a stock price of $94.85. Prior to September 15, 2027, the holders may only convert upon the occurrence of specified events. We will not experience dilution until the stock price reaches $135.50 due to a capped call transactions associated with the Convertible Note.

•
As of December 31, 2021, DraftKings had approximately $2.2 billion in cash to capitalize on legislative advancements, advance new product, technology and content initiatives, and explore adjacent growth verticals.

7.
Continued to prioritize our Corporate Social Responsibility and Diversity, Equity and Inclusion efforts

•
Contributed $3.5 million in support of 19 initiatives and organizations in 2021, including Breast Cancer Awareness Month and the Pat Tillman Foundation.

•
Announced collaboration with the American Gaming Association (the “AGA”) to promote the AGA’s Have A Game Plan.® Bet Responsibly™.

•
On April 26, 2021, DraftKings was named a 2021 Top Place to Work for Cultural and Diversity Equity and Inclusion Practices by the Boston Globe.

Investor Outreach
We believe it is extremely important to provide an open forum for shareholder discussion and feedback. We proactively reach out to our shareholders to discuss key business issues, provide updates on our performance and priorities, and otherwise engage with our investors. In 2021, we participated in discussions with many of our shareholders, including our largest investors, on a variety of topics, including fundamental performance factors, performance metrics for our short term and long-term incentive plans, environmental, social and governance (“ESG”) actions, and oversight, by, composition of, and potential changes or additions to the Board of Directors (the “Board”).
Total Shareholder Return
The strategic approach, business development acumen, and strong operational achievements of our executive team have driven our rapid, transformational growth.
The graph below compares the cumulative total stockholder return on our Class A common stock with the cumulative total return on the Standard & Poor’s (“S&P”) 500 Consumer Discretionary Index and the Nasdaq Composite Index. The graph assumes an initial investment of $100 in our common stock at the market close on July 25, 2019, which was our initial trading day. Data for the S&P 500 Consumer Discretionary Index and the Nasdaq Composite Index assume reinvestment of dividends. Total return equals stock price appreciation plus reinvestment of dividends.

Compensation Philosophy and Program
Overview
Our executives are critical to our long-term success and winning over the long-term requires us to win every single day. Our executives determine medium and long-term priorities for the business, cascade those priorities throughout the organization, translate them into short-term deliverables, and relentlessly follow-up on the achievement of goals throughout the year. Our overall compensation philosophy is designed to attract, develop, motivate, and retain highly talented executives across the organization who can effectively lead their respective functions and drive results for the broader company.
We compensate our executives through a combination of cash (base salary and annual cash bonus) and equity (annual equity refresh awards and awards pursuant to a long-term incentive plan). The combination of these components ensures that our compensation is aligned with metrics that the compensation committee of the Board (the “Compensation Committee”) believes will optimize long-term total return for shareholders. We believe that our compensation program for senior management, including our NEOs, remains an important program to ensure that we align executive pay to financial performance.
Philosophy on Each Component of Compensation
•
Base Salary — Base salary is not tied to performance. Our most recent market assessment of our peer comparator group utilized for compensation decisions for 2021 (the “2021 Peer Group”) identified that our NEO’s base salaries are competitively aligned with other executives in comparable leadership roles. We target base salary around the median of our peer group. There are no guarantees of an annual increase in base salary for our NEOs and each base salary is reviewed annually by our Compensation Committee. However, Mr. Robins, Mr. Kalish and Mr. Liberman (the “Founders”) each have agreed to receive a $1 base salary through at least 2022.

•
Annual Cash Bonus — Annual cash bonuses are designed to align NEO behavior with our annual financial objectives. In order for NEOs to receive their annual cash bonus in 2021, (i) the Company had to achieve the threshold GAAP Revenue and Adjusted EBITDA performance metrics set by the Board and (ii) the NEOs were required to be employed on the day the annual cash bonus was paid. The annual cash bonus had a final payout potential ranging between a threshold of 0% of target and a maximum of 200% of target, subject to the achievement of certain GAAP Revenue and Adjusted EBITDA targets. To achieve the GAAP Revenue target for the annual cash bonus, a 58.9% year over year increase in GAAP Revenue was required. The target amount for each executive’s annual cash bonus is initially based on the amount outlined in their employment agreement and is reviewed annually by the Compensation Committee. During 2021, our NEOs maintained their same target cash bonus amounts from 2020, including the Founders after their base salaries were reduced to $1.00.

•
Annual Equity Refresh Awards — In late February or early March of each year, the NEOs receive annual equity refresh awards. The value of these awards is determined based upon a combination of our annual benchmark study conducted by our compensation consultant and individual performance. The number of shares is determined based on the 30-calendar day trailing average on the NASDAQ prior to the grant date. In 2021, half of these annual equity refresh awards were time vested in equal quarterly installments over four years (“Time-based Restricted Stock Units”), which encourages long-term retention, and the other half of the equity refresh awards vested based on the compound annual growth (“CAGR”) of the Company’s GAAP Revenue for the two years following the grant (“Performance-based Restricted Stock Units”), which we believe aligns the executives’ behaviors over the medium term.

•
Long Term Incentive Plan — On a periodic basis, the Compensation Committee and the Board may implement a long-term incentive plan (“LTIP”) which is intended to drive long-term financial performance and maximize executive retention. Depending on where the business and industry are in their maturity and life cycle, an LTIP may include goals such as share price, GAAP Revenue, Adjusted EBITDA or other metrics and consist of multiple tranches upon which certain percentages of the executive’s overall grant may vest.

2021 Compensation Program Actions
The Compensation Committee is appointed by the Board to discharge certain of the Board’s responsibilities relating to compensation, including administering the Company’s equity plans, making and approving equity grants to the CEO and other executive officers, determining the compensation of our CEO, and recommending to the Board the compensation of our other executive officers. As discussed above in “Compensation Philosophy and Program,” a significant part of the Compensation Committee’s role in determining compensation is aligning management’s interests with the Company’s business strategies and goals, as well as shareholder interests.
For 2021, the Compensation Committee determined the management team’s variable pay (i.e., annual cash bonus and long-term incentive programs) should be tied to (i) annual revenue / revenue growth in accordance with United States Generally Accepted Accounting Principles (“GAAP Revenue”) and (ii) total consolidated adjusted EBITDA (“Adjusted EBITDA”) as presented in our financial statements included in our Annual Report on Form 10-K (the “Annual Report”), as filed with the SEC. If we overachieve our performance metrics, total cash compensation is adjusted to reflect our performance.
An overview of the actions taken by the Compensation Committee in 2021 is set forth below.
Pay Element	2021 Compensation Actions
Annual Base Salary	• No base salary increases in 2021. • Each of the Founders voluntarily reduced their base salaries to $1.00 effective as of March 1, 2021.
Annual Bonus	• No adjustments to target bonus levels in 2021.
Total Cash Compensation	• The Founders’ target total cash compensation reduced by 40-45% due to the reduction in base salary.
Medium and Long-Term Incentives
•
Provided an annual equity refresh award consisting of four year Time-based Restricted Stock Units and Performance-based Restricted Stock Units focused on two-year GAAP revenue CAGR targets.

•
Maintained executive holding requirement for certain shares awarded as compensation as of the date of the December 2020 LTIP (see page 36 for details).

Review of Pay Relative to Peer Groups
The Compensation Committee believes that it is important to make decisions informed, in part, by the current practices of comparable public companies with which we compete for top executive talent. The Compensation Committee established the 2021 Peer Group with the assistance of its independent consultant Frederic W. Cook & Co., Inc. (“F.W. Cook”). F.W. Cook benchmarked each element of direct compensation (including base salary, annual cash bonus, and equity incentives) to be provided to our NEOs against other publicly traded information technology, entertainment and gaming, internet and direct marketing and consumer discretionary companies that are comparable size to us in terms of revenue and market capitalization.
When determining compensation for certain roles, we may index more to one industry than another. Individual compensation packages are determined by factors such as experience, performance, criticality to our business operations, the market for the specific role, and retention risks, among other factors. We believe firmly in pay for performance, and that our compensation package should strongly correlate to company performance and delivering shareholder value.

Our 2021 Peer Group consists of the following 19 companies:
Peer Group for 2021 Compensation Decisions
CarGurus*	Chegg*	Churchill Downs	Coupa Software*	DocuSign*
Electronic Arts*	Etsy	Grubhub	HubSpot*	Lyft
Rapid7	Roku*	Slack*1	Snap*	Take-Two
The Trade Desk*	Twitter*	Zscaler	Zynga

(1)
On July 21, 2021, after the establishment of our 2021 Peer Group, Salesforce.com, Inc. acquired Slack Technologies, Inc.

Given our significant growth from the time we established the peer group used for 2020 compensation decisions, we updated our peer group for 2021. The companies with an asterisk in the table above were added in 2021 and the following companies were removed: ACI Worldwide, Aphria, Bottomline Tech, Box, Bass Info Systems, Everi Holdings, EVERTEC, EVO Payments, FireEye, Glu Mobile, LendingTree, PROS Holdings, Q2 Holdings, and Zuora. At the time the 2021 Peer Group was approved, we were positioned at the 32nd percentile of the group for trailing four quarters revenue and the 43rd percentile of the group for market capitalization.
Our 2021 Executive Compensation Best Practices
In executing our compensation program and determining executive compensation, we are guided by these executive compensation best practices.
	What We Do		What We Don’t Do
✔	Align executive compensation with corporate and individual performance	✘	No hedging or short sales of shares and no transactions involving derivative securities relating to shares without prior approval from the Chief Legal Officer (“CLO”)
✔	Balance short- and long-term incentives to discourage short-term risk-taking at the expense of long-term results	✘	No excise tax “gross-ups” upon change in control
✔	100% of annual cash bonus and 50% of annual equity refresh awards tied to performance	✘	No “single-trigger” benefits upon change in control
✔	Engage an independent advisor reporting directly to the Compensation Committee	✘	No dividend equivalents paid on unvested Time-based Restricted Stock Units or Performance-based Restricted Stock Units
✔	Maintain executive holding requirement for certain shares awarded as compensation (see page 32 for details).	✘	No discounting, reloading, or re-pricing of stock options (“options”) without shareholder approval
✔	Evaluate the risk in our compensation programs

Compensation of Executive Officers
Roles in Executive Compensation Determination and Governance
We utilize input from multiple sources in determining the compensation of our executive officers, with each of our Compensation Committee, F.W. Cook, and senior management playing a role. The below chart highlights the primary roles and responsibilities of each party in making compensation decisions.
Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors)
•
Oversees the executive compensation program, policies, and practices, taking into account business goals and strategies, legal and regulatory developments, and evolving best practices

•
Approves performance goals for purposes of compensation decisions for the NEOs

•
Conducts an annual evaluation of the CEO’s performance in light of the performance goals and determines his compensation

•
Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate, and then recommends such compensation to the Board

•
Reviews our compensation risk assessment

•
Approves all changes to the composition of the peer group

•
Reviews and makes recommendations to the Board with respect to Director compensation

Independent Consultant to the Compensation Committee* (F.W. Cook)
•
Provides the Compensation Committee with analysis and advice pertaining to CEO, executive, and Director compensation program design, including industry survey analysis, explanation of current and developing best practices, and regulatory changes

•
Recommends a relevant group of peer companies and appropriate sources of survey data against which to compare the competitiveness and structure of CEO, executive, and Director compensation

•
Analyzes peer companies’ CEO, executive, and Director compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of CEO, executive, and Director compensation

•
Reviews any proposed changes to CEO, executive, and Director compensation program design

•
Prepares our compensation risk assessment

•
Assists with compensation disclosure materials

•
Provides specific analysis and advice periodically as requested by the Compensation Committee

Senior Management
•
The CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance

•
The CEO and the CLO and Secretary work with the Compensation Committee Chairperson to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings or portions of meetings, as appropriate, and prepare meeting minutes

•
The CEO also works with the Chief People Officer in the preparation of materials for Compensation Committee meetings

•
No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation are under discussion, when the Compensation Committee is approving or deliberating on CEO compensation, or when the Compensation Committee meets in executive session

*
During 2021, the Compensation Committee was assisted by its independent compensation consultant, F.W. Cook. Other than the support that it provided to the Compensation Committee, F.W. Cook provided no other services to the Company or management and only received fees from the Company for the services provided to the Compensation Committee. The Compensation Committee conducted an evaluation of the independence of F.W. Cook considering the relevant regulations of the SEC and NASDAQ listing standards. The Compensation Committee concluded that F.W. Cook was independent of the Company and the services performed by F.W. Cook and the individual compensation advisors employed by F.W. Cook raised no conflicts of interest.

Determination of Executive Compensation
In order to determine the construct (such as the amount and thresholds) for each component of executive compensation, a variety of tools and processes are utilized. The process is (i) highly analytic and fact-based, (ii) informed by peer group benchmarks, (iii) open and transparent with the executives and (iv) driven by the Compensation Committee in consultation with F.W. Cook.
2021 Pay Elements
The table below outlines each of the principal elements of our executive compensation program:

2021 Mix of Pay Elements				
	Base Salary	Annual Cash Bonus	Performance-based Restricted Stock Units	Time-based Restricted Stock Units	December 2020 LTIP
Who Receives	NEOs →				
When Paid / Granted	Annually →				As the Comp. Committee determines
Form of Delivery	Cash →		Equity →		
Time Horizon and Link to Performance	Short-term emphasis (fixed)	Short-term emphasis	Mid-term emphasis (variable)	Long-term emphasis →	
Performance Period	1 year	1 year	2 years	4 years (Ratable quarterly vesting)	Vesting only if performance goals are achieved within 7 years
How Payout Determined	Fixed pay	Pre-established formula	Pre-established formula	Pre-established formula	Based on performance of goals
2021 Performance Measures	Individual retention	Revenue and EBITDA	Revenue growth	None, subject to continued employment	Revenue Objectives

2021 Mix of Annual Pay Elements
We believe that the (i) 2021 mix of pay elements, (ii) allocation between cash and equity and between short-term and long-term elements, and (iii) differentiation between fixed and variable compensation provided appropriate incentives to motivate near-term performance, while simultaneously providing significant incentives to keep the executives focused on longer-term corporate goals that can drive shareholder value. The 2021 mix of pay elements for the CEO and the average mix for the other NEOs is set forth below.
CEO
Average Other NEO

2021 Compensation Decisions
The following constructs were utilized for each of the four components of compensation for 2021 and 2022:
2021 Cash Compensation
1.
Base Salary

Base Salary was the simplest of the four components. The analysis, facts, and benchmarking utilized to determine Base Salary revealed several insights including:
•
each NEO base salary was around the median of the relevant executive in the 2021 Peer Group;

•
five of the nineteen companies within the 2021 Peer Group had founders that took a nominal (i.e., less than $100,000) salary in 2020; and

•
the acceptance of a lower base salary by our NEOs demonstrated a desire to be a part of our organization for several years and a commitment to medium and long-term company goals represented by equity versus the short-term goals represented by cash compensation.

As noted above, in 2021 the Founders voluntarily reduced their base salaries to $1.00. The base salaries for the other NEOs were consistent with the salaries received in 2020. The 2020 and 2021 annual base salaries of our NEOs are as displayed in the table below.
Executive	2021 Base Salary	2020 Base Salary
Robins	$1.00*	$650,000
Kalish	$1.00*	$425,000
Liberman	$1.00*	$425,000
Dodge	$500,000	$500,000
Park	$425,000	$425,000

*
As of March 12, 2021. Consistent with their 2020 salary levels, their salaries from January 1, 2021, through March 12, 2021, were as follows: Mr. Robins — $112,500, Mr. Kalish — $73,558, and Mr. Liberman — $73,558.

2.
2021 Annual Cash Bonus

The annual cash bonuses are designed to align the NEO’s behaviors with our financial objectives. Bonuses are not guaranteed; we must achieve a minimum threshold of GAAP Revenue and Adjusted EBITDA for payout. In addition, each bonus is subject to adjustment in a range between 0 and 200% of the target bonus based on a pre-approved set of GAAP Revenue targets and Adjusted EBITDA hurdles. At target, the 2021 annual cash bonus plan required a 58.9% year over year increase in GAAP Revenue.
2021 Goals (amounts in million, except percentages)	Threshold(1)	Target	Maximum	Actual Results
Payout % of Target	50%	100%	200%	200%
GAAP Revenue	$920	$1,023	$1,227	$1,296
Adjusted EBITDA(2)	$(668)	$(702)	$(936)	$(676)

(1)
Threshold refers to the minimum amount payable for a certain level of performance under 2020 Incentive Award Plan (the “2020 Plan”). If the threshold is not reached, there will not be a bonus payout.

(2)
Adjusted EBITDA is defined in our financial statements included in our Annual Report. Adjusted EBITDA becomes increasingly negative as we enter new states, given the investment needed to launch our products.

NEOs must be employed on the day the annual cash bonus is paid to receive any portion of their annual bonus. The target amount for each executive was set initially based on their employment agreement and is reviewed annually by the Compensation Committee. When considering the NEO’s target bonus percentage and corresponding amounts, the Compensation Committee evaluated market data as well as internal compensation parity among the executive team. In 2021, our NEOs had the same target bonus amounts as in 2020.
The annual cash bonus determination was in accordance with the bonus plan that was established in the first quarter of 2021 (the “2021 Bonus Plan”). Each executive received 200% of their target bonus as a result of GAAP Revenue of $1,296 million, which exceeded the 2021 Bonus Plan’s maximum GAAP Revenue metric, while Adjusted EBITDA of -676 million remained within the threshold for payout under the 2021 Bonus Plan.
Executive	Target Bonus ($) [A]	2021 Bonus Results (% of Target) [B]	2021 Bonus Payout [A x B]
Robins	$975,000	200%	$1,950,000
Kalish	$531,250	200%	$1,062,500
Liberman	$531,250	200%	$1,062,500
Dodge	$400,000	200%	$800,000
Park	$425,000	200%	$850,000
2021 Equity Compensation
3.
2021 Annual Equity Refresh Awards

In 2021, the annual equity refresh awards were granted based on a consideration of the market data provided by F.W. Cook and the evaluation of each NEO’s performance, contributions, and criticality to the Company. The awards were granted half in Time-based Restricted Stock Units and half in Performance-based Restricted Stock Units. Time-based Restricted Stock Units are subject to a four-year quarterly vesting schedule, and the Performance-based Restricted Stock Units vest based on upon a two-year compound annual CAGR objective through 2022 and are subject to adjustment in a range between 0 and 300% of the target number of units.

The number of Time-based Restricted Stock Units and Performance-based Restricted Stock Units granted to the NEOs is determined by dividing the target award value by the 30-calendar day trailing stock price average at the time of grant.
The result of the determination by the Compensation Committee was that the NEOs received the following awards (amounts in below table based on their fair market values on the grant date):
Executive	Time-based Restricted Stock Units	Performance-based Restricted Stock Units
Robins	$5,649,787	$5,649,787
Kalish	$5,136,159	$5,136,159
Liberman	$5,136,159	$5,136,159
Dodge(1)	$2,773,519	$2,362,640
Park	$2,568,079	$2,568,079

(1)
Mr. Dodge received an additional grant of $400,000 Time-based Restricted Stock Units to compensate for his salary adjustment in 2021.

2020 PSUs
In 2020, the NEOs received Performance-based Restricted Stock Units that were subject to adjustment in a range between 0 and 300% of the target bonus based upon a two-year compound annual CAGR objective through 2021. The performance period ended on December 31, 2021, and, following the end of the fiscal year, the Compensation Committee certified attainment at 300% based on performance as noted in the table below.
2020-2021 Goals	Below Threshold Performance	Threshold	Target	Maximum	Actual Results
Payout % of Target	0%	50%	100%	300%	300%
2-yr GAAP Revenue CAGR	<26%	26%	31%	36%	100.2%

4.
December 2020 LTIP Awards

In December of 2020, to drive our growth plan and secure the long-term retention of key executives, the Compensation Committee introduced a multi-year Performance-based Restricted Stock Unit program aligned with our long-term growth objectives (the “December 2020 LTIP”). The NEOs did not receive any additional LTIP grants in 2021 and the Compensation Committee did not contemplate or enact a new long-term incentive plan for the NEOs in 2021.
In February of 2022, the first tranche of the December 2020 LTIP’s three tranches vested upon us reaching $1.0 billion of GAAP Revenue in 2021, representing 33.3% of the full grant amount.
Design Objectives
When the December 2020 LTIP was designed and implemented in the fourth quarter of 2020, the goal was to have a plan that would last several years and achieve following objectives:
•
Retention — Following the Business Combination, our NEOs and many key executives were largely vested in their historical equity awards. As an example, our three Founders only had approximately 7% of their total equity holdings unvested at the time. The December 2020 LTIP was a cornerstone of our effort to ensure continuity of our leadership and employees over the next several crucial years.

•
Growth Plan — With the Sportsbook and iGaming industries expanding in the U.S., it was critical for us to set growth goals.

•
Competitiveness — As a recently public company, it was also important to provide our key leaders with competitive equity ownership of the company, given their criticality to both historical and future success. After the December 2020 LTIP, our Founders were positioned at the market median of founder equity ownership for other recently public companies.
•
Shareholder Alignment — By building executive equity ownership, incentivizing significant revenue growth objectives and requiring continued meaningful equity ownership, we believe that the December 2020 LTIP will maximize long-term total return for shareholders.

Design Mechanics
•
Broad Senior Leader Participation — It was important to create a companywide incentive program focused on encouraging long-term above-market revenue growth for our senior leaders; all NEOs and many senior leaders participated in the December 2020 LTIP.

•
Performance Metrics — Due to the dynamic and increasingly competitive nature of the Sportsbook and iGaming industries, the December 2020 LTIP focuses on revenue growth:

•
The Board and the Compensation Committee realized that there were meaningful benefits that would accrue to scale operators, including significant long-term cost leverage, and that achieving a leading position early in the industry would have positive effects on customer acquisition and customer lifetime value.

•
The Board and the Compensation Committee also felt that having the December 2020 LTIP centered on a single performance metric would increase management’s focus on revenue, an important metric for our growth. Management listens to feedback from our shareholders, and the clear message from the majority of our shareholders in late 2020 was to prioritize growth in revenue driven by opening new jurisdictions, establishing an early mover advantage, securing a strong base of customers, and effectively monetizing those customers. It is also important to note that constraints on Adjusted EBITDA in annual bonus goals were used as a means of ensuring that revenue growth would be delivered efficiently. We value the input of our shareholders, and as our focus shifts to enterprise-level profitability, we will take relevant metrics into account in the creation of future compensation programs to ensure they are aligned with the interests of our shareholders.

•
The December 2020 LTIP did not focus on Adjusted EBITDA levels, for the inverse reasons of focusing on revenue growth. While the Board and Compensation Committee recognized the ability of the management team to generate EBITDA and free cash flow in the short-term by reducing productive customer acquisition spending or delaying hiring of engineers that would create differentiated product experiences, they felt that our long-term health would be best served by generating significant revenue growth in the early years of the Sportsbook and iGaming industries.

•
When contemplated in the fourth quarter of 2020, the first tranche GAAP Revenue target of $1.0 billion was based on our long-range scenario-based models, internal work performed by several of our Board members, and consensus long-range estimates of 24 sell-side analysts who had published financial forecasts through 2025. At the time, consensus long-range estimates indicated that we would achieve $1.0 billion in GAAP Revenue in 2022, which was an important data point when considering the proper dollar thresholds for the December 2020 LTIP. The Compensation Committee and Board also recognized that the executive team has significant influence over factors that drive business growth and believed that the December 2020 LTIP would incentivize the behaviors required to grow the total addressable market and win market share.

•
When setting the GAAP Revenue targets, the Compensation Committee also considered the future revenue projections that management had communicated to investors during our earnings call in November 2020. Since then, our financial performance has surpassed both internal and analyst expectations across multiple value creation drivers including, but not limited to, the legislative approval of several critical states, our ability to launch new states quickly, efficient customer acquisition, cross-selling, overall monetization and competitive differentiation. We believe setting aggressive targets encourages our executive team and employees to excel. For example, our 2021 revenue of $1,296 million represents approximately 101% revenue growth on a pro forma basis versus the prior year.

•
Holding Requirement — To underline the intent and purpose of the December 2020 LTIP, the Compensation Committee implemented holding requirements for the top 24 management executives. Each of their respective award agreements require them to hold, for the duration of the December 2020 LTIP, a minimum of at least 50% of their previously granted equity (including Options and Performance or Time-based Restricted Stock Units under the 2020 Incentive Award Plan, the 2017 Equity Incentive Plan, the 2012 Stock Option & Restricted Stock Incentive Plan or the SBTech (Global) Limited 2011 Global Share Option Plan as of the date of the grant (the “Holding Requirement”).

The Holding Requirement will not be adjusted for additional grants or sales. For example, if an executive had been granted 100 “shares” as of the date of the December 2020 LTIP, then the executive would be required to hold 50 shares pursuant to the terms of award for the duration of the December 2020 LTIP. In this example, the “shares” would include any option grants prior to the Business Combination, any prior RSU grants, the cumulative sum of any existing annual equity refresh grant (performance or time-based awards) and any new hire grants but would not include the December 2020 LTIP. The “shares” counted towards compliance with the Holding Requirement are any shares of Class A Common Stock, any vested or unvested options, and any unvested restricted stock units outstanding from any past or future awards.
Pool Sizing
To determine the total size of the December 2020 LTIP, we relied on benchmarking to ascertain an appropriate level of equity “granted burn” per year. The rate of total “granted burn” is defined as the sum of all equity grants in the year divided by the weighted average common shares outstanding for the corresponding fiscal year (the “Total Granted Burn Rate”).
•
Recent IPOs/SPACs — In the year of an initial public offering (“IPO”) (or completed special-purpose acquisition company (“SPAC”) transaction), it is common for companies to utilize more equity as compensation to retain employees than established companies who have experienced a significant liquidity event and have a large amount of total vested shares. We compared our Total Granted Burn Rate against a group of companies that recently went public via an IPO or SPAC, all of which were outside of our 2021 Peer Group except for Grubhub Inc., Lyft, Inc., Roku, Inc., Snap Inc. and Zscaler, Inc. In comparison to these recent IPOs and SPACs, our 2020 Total Granted Burn Rate of 10.8% was near the 75th percentile of 8.7%.

•
2021 Peer Group — For comparison against the 2021 Peer Group, as the majority were not recent public companies, we utilized an annualized Total Granted Burn Rate. The annualized Total Granted Burn Rate was defined as the sum of (a) new LTIP grants divided by weighted average common shares outstanding and (b) projected annual incremental vesting for the December 2020 LTIP divided by weighted average common shares outstanding in 2020. The total size of the December 2020 LTIP, including all grants, was 18.6 million shares compared to 396.3 million total common shares outstanding at the time, resulting in a “granted burn” rate of 4.7%, which was expected to vest over multiple years.

Indirect Compensation Elements: 401(k) Plan; Health and Welfare Benefits
In addition to the primary elements of compensation described above, our NEOs also participate in employee benefits programs available to our employees generally, including DraftKings’ tax-qualified 401(k) plan. Under this plan, DraftKings matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits.
In addition, we provide other benefits to our NEOs on the same basis as all of our domestic employees generally. These benefits include group health (medical, dental, and vision) insurance, group short- and long-term disability insurances and group life insurance. Lastly, we provide basic resources to assist with tax planning and financial disclosures due to state licensing requirements to all of our NEOs.
Security
To address significant safety concerns, including as a result of specific threats, the Board has approved personal security measures for Mr. Robins and his family pursuant to an independent security study undertaken by a third-party consultant. We require these security measures for Mr. Robins and his family and, given his importance to the Company, believe that the scope and costs of these measures are appropriate and necessary. The Board will continue to evaluate these measures annually.
Mr. Robins’ personal security program includes background checks for relevant individuals, armed security services at the office and his personal residence and a requirement that Mr. Robins and his family only fly on private aircraft. For 2021, the cost for these measures was $642,950 and is disclosed in the 2021 Summary Compensation Table. For further information on the use of a private aircraft, please see “Certain Relationships and Related Party Transactions”.
Other Compensation Practices, Policies and Guidelines
Insider Trading Policy; Prohibition on Hedging or Pledging
The Company’s insider trading policy prohibits directors, officers, employees, and consultants (including each of our NEOs), as well as certain family members, others living in the covered person’s household, and entities whose transactions in Company securities are subject to his or her influence or control, from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps, and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls, or other derivative securities tied to Company securities without prior approval from the CLO.
In addition, before any of our directors or executive officers engages in certain transactions involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s CLO or Associate General Counsel.
Compensation Risk Assessment
Included in their risk oversight efforts, the Compensation Committee assesses our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not. In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, clawbacks, and the quality and mix of performance-based and “at risk” compensation with regard to our equity incentive programs, that are applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and F.W. Cook. The Compensation Committee has concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.
Employment Agreements
DraftKings entered into executive employment agreements with Jason Robins, Matthew Kalish and Paul Liberman in connection with the Business Combination. The employment agreement with Mr. Robins provides for a base salary of $650,000, subject to annual review and increase from time to time, and an annual target bonus of 150% of his annual base salary. The employment agreement with Mr. Kalish provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125% of his annual base salary. The employment agreement with Mr. Liberman provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125% of his annual base salary. The executives will be eligible to participate in benefits programs offered to employees and executives generally subject to satisfying eligibility requirements.
Each of Messrs. Robins, Kalish and Liberman is entitled to an annual equity incentive award, which will be granted within the first three months of each fiscal year (or the first seven months for fiscal year

2020), with a minimum annual target value of $6,500,000 for Mr. Robins and $3,500,000 for each of Messrs. Kalish and Liberman. Half of the equity incentive award granted each year will consist of time-based restricted stock units, with vesting not less favorable than quarterly vesting over four years, and half will consist of performance-based restricted stock units, with a minimum vesting period of two years and a maximum opportunity equal to at least 300% of target. Upon a termination of employment without “cause” or for “good reason” (as those terms are defined in the employment agreements) within 18 months after, or three months before, a “change in control” (as defined in the employment agreements), Messrs. Robins, Kalish and Liberman will receive cash severance equal to two times the sum of his salary and target bonus, payable 60 days after termination, and continued benefits for 24 months. Additionally, equity awards will vest, with performance-based awards vesting at the target level.
Upon a termination of employment without cause or for good reason that is not within 18 months after, and not three months before, a change in control, Messrs. Robins, Kalish and Liberman will receive cash severance equal to two times his salary, payable 60 days after termination, a pro rata bonus for the year of termination based on actual performance and continued benefits for 24 months. Additionally, equity awards will vest pro rata, based on actual performance for performance-based awards. Upon termination due to death or disability, equity awards will vest, based on actual performance for performance-based awards, and options will be exercisable for 12 months. Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a release of claims and compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment other than, in the case of the noncompetition covenant, a termination without cause or layoff as set forth in the Massachusetts Noncompetition Agreement Act.
On March 1, 2021, Jason Robins; on March 2, 2021, Matthew Kalish; and on March 4, 2021, Paul Liberman, each voluntarily determined to reduce his base salary to $1 for the period starting on March 1, 2021 through December 31, 2021.
The salary reductions did not modify any other rights under each officer’s employment agreement that are determined by reference to the officer’s base salary; such provisions will continue to be applied based on the base salary rate in effect prior to the reduction. Additionally, these reductions are not intended to reduce any Company employee benefit provided to Messrs. Robins, Kalish and Liberman that is determined by reference to base salary, except that life and disability insurance will not be provided to Messrs. Robins, Kalish and Liberman during the salary reduction period.
On August 5, 2021, the Company entered into an amended and restated executive employment agreement with Jason Park (the “Park Amended Employment Agreement”), and an amended executive employment agreement with R. Stanton Dodge (the “Dodge Amended Employment Agreement” and, together with the Park Amended Employment Agreement, the “Amended Employment Agreements”). The Amended Employment Agreements generally conform with the executive employment agreements previously entered into with certain of the Company’s executive officers in April 2020.
The Park Amended Employment Agreement provides that Mr. Park’s base salary will continue at the level of $425,000, subject to annual review and increase from time to time, and that he will be eligible for an annual target bonus of 100% of his annual base salary. The Dodge Amended Employment Agreement provides that Mr. Dodge’s base salary will continue at the level of $500,000, subject to annual review and increase from time to time, and that he will be eligible for an annual target bonus of 80% of his annual base salary.
Under the Amended Employment Agreements, each of Messrs. Park and Dodge is entitled to an annual equity incentive award, which will be granted within the first three months of each fiscal year, with a minimum annual target value of $2,500,000 for Mr. Park and $2,400,000 for Mr. Dodge. Half of the equity incentive award granted each year will consist of time-based restricted stock units, with vesting not less favorable than quarterly vesting over four years, and half will consist of performance-based restricted stock units, with a minimum vesting period of two years and a maximum opportunity equal to at least 300% of target. Upon a termination of employment without “cause” or for “good reason” (as those terms are defined in the Amended Employment Agreements) within 18 months after, or three months before, a “change in control” (as defined in the Amended Employment Agreements), each of Messrs. Park and Dodge will receive cash severance equal to one and a half times the sum of his salary and target bonus, payable 60 days after termination, and continued benefits for 18 months. Additionally, any unvested equity awards will vest, with performance-based awards vesting at the target level.
Under the Amended Employment Agreements, upon a termination of employment without cause or for good reason that is not within 18 months after, and not three months before, a change in control, each of Messrs. Park and Dodge will receive cash severance equal to one times his salary, payable 60 days after termination, a pro rata bonus for the year of termination based on actual performance and continued benefits for 12 months. Additionally, any unvested equity awards will vest pro rata, based on actual performance for performance-based awards. Upon termination due to death or disability, any unvested equity awards will vest, based on actual performance for performance-based awards, and options will be exercisable for 12 months. Severance and termination benefits payable pursuant to the Amended Employment Agreements generally are subject to an execution of a release of claims and compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment other than, in the case of the noncompetition covenant, a termination without cause or layoff as set forth in the Massachusetts Noncompetition Agreement Act.
Severance and Change-in-Control Benefits
The severance and change-in-control benefits for our NEOs are provided under individual employment agreements and, in certain cases, equity award agreements. See “Executive Compensation and Other Information  —  Potential Payments Upon Termination or Change in Control” below for a description of the severance and change-in-control benefits each NEO would have been eligible to receive if a termination had occurred upon December 31, 2021.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Hany M. Nada, Chairman
Shalom Meckenzie
Ryan Moore
Jocelyn Moore

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Fiscal 2021 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jason D. Robins, Chief Executive Officer	2021	$112,500	$—	$11,299,574	$—	$1,950,000	$666,650	$14,028,724
	2020	650,000	2,980,000	231,178,101	—	1,950,000	75,275	236,833,376
	2019	400,000	—	—	3,239,689	800,000	—	4,439,689
Mathew Kalish President, DraftKings	2021	73,558	—	10,272,318	—	1,062,500	8,700	11,417,076
	2020	425,000	1,500,000	194,210,935	—	1,062,500	36,898	197,235,333
	2019	300,000	—	—	1,326,348	480,000	8,400	2,114,748
Paul Liberman President, Global	2021	73,558	—	10,272,318	—	1,062,500	23,700	11,432,076
	2020	425,000	1,500,000	194,210,935	—	1,062,500	22,044	197,220,479
	2019	300,000	—	—	1,350,348	480,000	9,600	2,139,948
R. Stanton Dodge Chief Legal Officer	2021	500,000	—	5,136,159	—	800,000	8,700	6,444,859
	2020	670,000	1,000,000	53,459,796	—	800,000	8,550	55,938,346
	2019	1,000,000	—	—	511,528	480,000	8,400	1,999,928
Jason K. Park Chief Financial Officer	2021	425,000	—	5,136,158	—	850,000	23,700	6,434,858
	2020	425,000	1,000,000	53,825,309	—	850,000	8,550	56,108,859
	2019	201,923	250,000	—	2,326,845	325,260	14,279	3,118,307

(1)
The amounts disclosed in this column reflect the transaction bonus opportunities paid to the NEOs in connection with the closing of the Business Combination and Mr. Park’s sign-on bonus in 2019.

(2)
The amounts disclosed in this column are computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the valuation methodology for equity awards set forth in Note 11- Stock-Based Compensation to the consolidated financial statements included elsewhere in this prospectus.

(3)
The amounts disclosed in this column for 2021 comprise the Time-based restricted stock units (“RSUs”), Performance-based restricted stock units (“PSUs”) and LTIP awards granted in 2021.

Name	RSUs	PSUs
Jason D. Robins	$5,649,787	$5,649,787
Matthew Kalish	5,136,159	5,136,159
Paul Liberman	5,136,159	5,136,159
R. Stanton Dodge	2,773,519	2,362,640
Jason K. Park	2,568,079	2,568,079
For 2021, the grant date fair values of stock awards subject to performance conditions were: $5,649,787 for Mr. Robins, $5,136,159 for Mr. Kalish, $5,136,159 for Mr. Liberman, $2,362,640 for Mr. Dodge, and $2,568,079 for Mr. Park. At the maximum levels of performance, the values would be: $16,949,361 for Mr. Robins, $15,408,477 for Mr. Kalish, $15,408,477 for Mr. Liberman, $7,087,920 for Mr. Dodge, and $7,704,237 for Mr. Park. As discussed in more detail under “Compensation Discussion and

Analysis  —  Determination of Executive Compensation  —  Equity Compensation,” the price used to determine the number of RSUs and PSUs awarded as part of the annual equity refresh program was the fair market value on the date on which the awards were granted. As a result, the value of the grant as disclosed in the Summary Compensation Table above, which was computed in accordance with FASB ASC Topic 718, is different than the amount contemplated when the program was approved in February 2021.
(4)
Represents the annual cash incentive opportunity granted for performance during 2021, 2020, and 2019, respectively, under DraftKings’ annual performance-based cash bonus plan.

(5)
The following chart describes the benefits and perquisites for 2021 contained in the “All Other Compensation” column above for each of the NEOs.

Name	401(k) Match	Tax Planning	Security Costs
Jason D. Robins	$8,700	$15,000	$642,950
Matthew Kalish	$8,700	—	—
Paul Liberman	$8,700	$15,000	—
R. Stanton Dodge	$8,700	—	—
Jason K. Park	$8,700	$15,000	—

Fiscal 2021 Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plans(1)			Estimated Future Payouts Under Equity Incentive Plans(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jason D. Robins	RSUs	2/22/2021							93,586	5,649,787
	PSUs	2/22/2021				46,793	93,586	280,758		5,649,787
	Annual Incentive		$487,500	$975,000	$1,950,000
Matthew Kalish	RSUs	2/22/2021							85,078	5,136,159
	PSUs	2/22/2021				42,539	85,078	255,234		5,136,159
	Annual Incentive		$265,625	$531,250	$1,062,500
Paul Liberman	RSUs	2/22/2021							85,078	5,136,159
	PSUs	2/22/2021				42,539	85,078	255,234		5,136,159
	Annual Incentive		$2365,625	$531,250	$1,062,500
R. Stanton Dodge	RSUs	2/22/2021							45,942	2,773,519
	PSUs	2/22/2021				19,568	39,136	117,408		2,362,640
	Annual Incentive		$200,000	$400,000	$800,000
Jason K. Park	RSUs	2/22/2021							42,539	2,568,079
	PSUs	2/22/2021				21,270	42,539	127,617		2,568,079
	Annual Incentive		$212,500	$425,000	$850,000

(1)
Represents the annual cash incentive opportunity granted for performance during 2021 under DraftKings’ annual performance-based cash bonus plan.

(2)
Represents the equity awards granted to each NEO in the form of PSUs. PSUs will vest to the extent that 2022 compound annual growth revenue targets are achieved.

(3)
Represents the equity awards granted in the form of RSUs, which, except for 6,806 RSUs granted to Mr. Dodge, vest quarterly over a four-year period following February 22, 2021. The 6,806 RSUs granted to Mr. Dodge vest in equal monthly installments over the one year commencing on February 22, 2021.

(4)
The aggregate grant date fair value of awards presented in this column is calculated in accordance with FASB ASC 718.

Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End
The market value of unvested or unearned awards is calculated using a $27.47 per share of Class A Common Stock, which was the closing price per share of our common stock on the NASDAQ on December 31, 2021 (the last trading day of the year).
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units, or Other Rights That Have Not Yet Vested ($)
Jason D. Robins	—	113,598(1)	—	$3.28	4/18/2028	—	—	—	—
	—	419,933(1)	—	4.70	6/4/2029	—	—	—	—
	—	—	—	—	—	—	—	278,982(4)	7,663,636
	—	—	—	—	—	191,911(2)	5,271,795	—	—
	327,461(6)	—	—	0.63	2/18/2025	—	—	—	—
	1,286,924(6)	—	—	0.63	3/24/2026	—	—	—	—
	6,862,289(6)	—	—	3.28	5/3/2028	—	—	—	—
	67,066(6)	—	—	4.70	6/4/2029	—	—	—	—
	574,710(6)	—	—	3.82	5/3/2027	—	—	—	—
	136,195(6)	—	—	3.28	4/18/2028	—	—	—	—
	143,995(6)	—	—	3.28	4/18/2028	—	—	—	—
	1,192,737(6)			4.70	6/4/2029
	—	—	—	—	—	—	—	3,000,000(5)	82,410,000
Matthew Kalish	135,718	—	—	0.63	8/27/2025	—	—	—	—
	190,771	27,745(1)	—	3.28	4/18/2028	—	—	—	—
	362,537	—	—	3.28	4/18/2028	—	—	—	—
	1,511,843	—	—	3.28	5/3/2028	—	—	—	—
	157,826	—	—	3.82	5/3/2027	—	—	—	—
	187,866	112,717(1)	—	4.70	6/4/2029	—	—	—	—
	406,671	—	—	4.70	6/4/2029	—	—	—	—
	—	—	—	—	—	—	—	184,906(4)	5,079,368
	—	—	—	—	—	131,518(2)	3,612,799	—	—
	—	—	—	—	—	—	—	3,000,000(5)	82,410,000
Paul Liberman	—	30,484(1)	—	$3.28	4/18/2028	—	—	—	—
	—	15,757(1)	—	3.28	4/18/2028	—	—	—	—
	—	112,716(1)	—	4.70	6/4/2029	—	—	—	—
	18,786	—	—	4.70	6/4/2029	—	—	—	—
	162,538(7)	—	—	0.63	2/18/2025	—	—	—	—
	191,226(7)	—	—	0.63	8/27/2025	—	—	—	—
	484,416(7)	—	—	0.63	3/24/2026	—	—	—	—
	184,968(7))	—	—	3.28	4/18/2028	—	—	—	—
	261,160(7)	—	—	3.82	5/3/2027	—	—	—	—
	—	—	—			—	—	184,906(4)	5,079,368
	—	—	—			131,518(2)	3,612,799	—	—
	13,197(7)	—	—	0.63	8/27/2025	—	—	—	—
	188,239(7)	—	—	0.63	3/24/2026	—	—	—	—
	53,990(7)	—	—	0.63	2/18/20025	—	—	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units, or Other Rights That Have Not Yet Vested ($)
	40,886(7)	—	—	3.82	5/3/2027	—	—	—	—
	76,847(7)	—	—	3.28	4/18/2028	—	—	—	—
	1,511,843(7)	—	—	3.28	5/3/2018	—	—	—	—
	519,391(7)	—	—	4.70	6/4/2019	—	—	—	—
	—	—	—	—	—	—	—	3,000,000(5)	82,410,000
R. Stanton Dodge	1,814,400	—	—	$2.95	11/2/2027	—	—	—	—
	948,131	—	—	2.95	11/2/2027	—	—	—	—
	90,634	—	—	3.28	4/18/2028	—	—	—	—
	201,578	—	—	3.28	5/3/2028	—	—	—	—
	110,510	66,302(1)	—	4.70	6/4/2029	—	—	—	—
	88,407	—	—	4.70	6/4/2029	—	—	—	—
	—	—	—	—	—	2,294(3)	63,016	—	—
	—	—	—	—	—	—	—	96,181(4)	2,642,092
	—	—	—	—	—	67,451(2)	1,852,879	—	—
	—	—	—	—	—	—	—	850,000(5)	23,349,500
Jason K. Park	15,638	—	—	$4.70	6/4/2029	—	—	—	—
	310,226	156,309(1)	—	4.70	6/4/2029	—	—	—	—
	—	42,604(1)	—	4.70	6/4/2029	—	—	—	—
	48,856	—	—	4.70	6/4/2029	—	—	—	—
	30,536	18,320(1)	—	4.72	8/15/2029	—	—	—	—
	—	—	—	—	—	—	—	116,697(4)	3,205,667
	—	—	—	—	—	80,912(2)	2,222,653	—	—
	—	—	—	—	—	—	—	850,000(5)	23,349,500

(1)
Represents time-based stock option awards (“options”). While the options expire 10 years from the date of the grant, generally, these options vest in installments over a four-year period from the date of grant.

(2)
Represents RSUs, which were granted on the dates and in the amounts shown in the table below, and generally vest in equal quarterly installments over a four-year period from the date of grant.

Executive	August 2020	February 2021	Total
Robins	115,872	76,039	191,911
Kalish	62,392	69,126	131,518
Liberman	62,392	69,126	131,518
Dodge	35,653	31,798	67,451
Park	46,349	34,563	80,912

(3)
Represents RSUs, which were granted to Mr. Dodge in February 2021 and vest in equal monthly installments.

(4)
Represents PSUs, which were granted in February 2021, and provide an opportunity for recipients to receive shares based on the achievement of two-year GAAP Revenue targets. If the threshold is not met, no award is earned. If at least the threshold is attained, awards can range from 50% of the target number of shares to 300% of the target number of shares underlying the PSUs.

(5)
Represents PSU LTIP awards, which were granted in December 2020, and provide an opportunity for recipients to receive shares based on the achievement of GAAP Revenue targets by the Company between 2021 and when the PSUs expire in 2027. If the threshold is not met, no award is earned. If at least the threshold is attained, awards can range from 33% of the target number of shares to 100% of the target number of shares underlying the PSUs.

(6)
Indicates option is held by the Robins Grantor Retained Annuity Trust of 2020, Robins September 2020 Grantor Retained Annuity Trust and/or Robins December 2021 Grantor Retained Annuity Trust, for which Mr. Robins has sole investment and voting power.

(7)
Indicates option is held by the Paul Liberman 2015 Revocable Trust and/or Liberman Grantor Retained Annuity Trust of 2020, for which Mr. Liberman has sole investment and voting power.

Fiscal 2021 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jason D. Robins	1,058,861	$45,838,599	63,896	$3,168,443
Mathew Kalish	986,430	47,427,906	40,909	1,995,341
Paul Liberman	506,000	24,528,463	40,909	1,995,341
R. Stanton Dodge	505,883	28,896,045	33,717	1,721,887
Jason K. Park	438,702	19,824,342	26,515	1,309,916
Potential Payments Upon Termination or Change in Control
The severance benefits for our NEOs are provided under individual employment agreements and, in certain cases, equity award agreements. Upon any termination of employment, each NEO will be entitled to receive, within thirty days following termination, any accrued and vested payments and benefits that have not yet been paid, including unpaid base salary earned, accrued but unused vacation, and reimbursement for any unreimbursed business expenses (collectively, the “Accrued Benefits”). Additionally, depending on the type of termination, each NEO may be entitled to receive severance payments in addition to the Accrued Benefits.
The narrative disclosure below describes the severance or change in control benefits that each NEO would be entitled to receive in addition to the Accrued Benefits (in the case of a termination of employment), and these severance benefits are quantified in the Potential Payments Upon Termination or Change in Control table below. Unless otherwise indicated, the narrative disclosure and the amounts estimated in the table assume that the relevant triggering event (a termination of employment or change in control, as applicable) occurred on December 31, 2021 and are based on the terms of the applicable employment agreements and equity award agreements that were in effect on that date. The terms “cause,” “good reason,” “disability,” and “change in control” in this section have the meanings provided in the applicable employment agreement or equity award agreement.
Termination for Death or Disability
Upon a termination due to death or disability, the outstanding equity awards held by each of the NEOs will vest as follows, subject to the NEO’s compliance with certain restrictive covenants, including non-solicitation and non-competition covenants that extend for 12 months following termination of employment (we refer to these covenants as the “Restrictive Covenant Conditions”), and to the NEO’s execution of a release of claims within 60 days following termination (we refer to this condition as the “Release Condition”):
•
equity awards solely subject to time-based vesting will vest in full;

•
equity awards, other than the LTIP awards, that are solely subject to performance-based vesting will vest based on actual performance against the applicable performance goals; and

•
the LTIP equity awards will remain eligible to vest based on actual performance through the earlier of (i) two years following termination and (ii) the original expiration date of the award (which we refer to as the “Performance Vesting End Date”). If the Performance Vesting End Date for an award falls in the middle of a vesting period, then the award will vest pro-rata based on the number of days between the first day of the vesting period and the Performance Vesting End Date.

Termination for Cause or Without Good Reason
Upon a termination by the Company for cause or a resignation by the NEO without good reason, the NEOs will not be entitled to receive severance benefits other than the Accrued Benefits.
Termination Without Cause or for Good Reason Absent a Change in Control
Upon a termination by the Company without cause or a resignation by the NEO for good reason, in each case that is not within 18 months after, or three months before, a change in control, each of the NEOs will receive, subject to the Restrictive Covenant Conditions and to the Release Condition:
•
an amount equal to two times base salary (for Messrs. Robins, Kalish, and Liberman) or one times base salary (for Messrs. Dodge and Park), payable in a lump sum on the first regular payroll date that is 60 days after termination;

•
a pro-rata annual bonus to the extent earned based on actual performance, payable in a lump sum at the same time bonuses are paid to active employees;

•
continued benefits for a period of 24 months (for Messrs. Robins, Kalish, and Liberman) or 12 months (for Messrs. Dodge and Park) or until the NEO obtains employment that offers health benefits;

•
pro-rata vesting of equity awards solely subject to time-based vesting based on the number of days the NEO was employed during the vesting period; and

•
pro-rata vesting of equity-based awards subject to performance-based vesting based on actual performance and pro-rated based on the number of days the NEO was employed during the vesting period.

Termination Without Cause or for Good Reason in Connection with a Change in Control
Upon a termination by the Company without cause or a resignation by the NEO for good reason within 18 months after, or three months before, a change in control, each of the NEOs will receive, subject to the Restrictive Covenant Conditions and to the Release Condition:
•
an amount equal to two times the sum of base salary and target Annual Cash Incentive (for Messrs. Robins, Kalish, and Liberman) or one and a half times the sum of base salary and target Annual Cash Incentive (for Messrs. Dodge and Park), payable in a lump sum on the first regular payroll date that is 60 days after termination;

•
continued benefits for a period of 24 months (for Messrs. Robins, Kalish, and Liberman) or 18 months (for Messrs. Dodge and Park) or until the NEO obtains employment that offers health benefits; and

•
vesting of equity awards on the later of (i) such termination or (ii) the change in control, with performance-based vesting conditions for performance periods that are not completed as of the date of termination deemed satisfied at target.

Change in Control
Upon a change in control without a qualifying termination of employment as discussed above, the NEOs will not be entitled to receive any payments or equity vesting.

Estimate of Potential Payments Upon Termination or Change in Control
The amounts estimated in the table below assume that the relevant triggering event (a termination of employment or change in control, as applicable) occurred on December 31, 2021 and are based on the terms of the applicable employment agreements and equity award agreements that were in effect on that date. The table assumes that any equity awards that vest in connection with the applicable triggering event that are subject to performance conditions are earned at the target level of performance within the applicable period except as may be noted otherwise, and values equity awards based on the closing price of a share of our Class A Common Stock on December 31, 2021 of $27.47.
Name	Type of Payment(1)	Termination for Death or Disability ($)	Termination Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason Absent a Change in Control ($)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Jason D. Robins	Cash Severance	—	—	3,250,000	2,275,000
	Stock Incentives	107,656,607	—	53,964,000	107,656,607
	Other Benefits	—	—	42,000	42,000
	Total	107,656,607	—	57,256,000	109,973,607
Matthew Kalish	Cash Severance	—	—	1,912,500	1,381,250
	Stock Incentives	94,339,885	—	50,163,818	94,339,885
	Other Benefits	—	—	42,000	42,000
	Total	94,339,885	—	52,118,318	95,763,135
Paul Liberman	Cash Severance	—	—	1,912,500	1,381,250
	Stock Incentives	94,787,280	—	50,591,900	94,787,280
	Other Benefits	—	—	42,000	42,000
	Total	94,787,280	—	52,546,400	96,210,530
R. Stanton Dodge	Cash Severance	—	—	1,300,000	1,150,000
	Stock Incentives	29,417,184	—	15,248,688	29,417,184
	Other Benefits	—	—	31,500	31,500
	Total	29,417,184	—	16,580,188	30,598,684
Jason K. Park	Cash Severance	—	—	1,275,000	1,062,500
	Stock Incentives	33,723,848	—	16,026,661	33,723,848
	Other Benefits	—	—	31,500	31,500
	Total	33,723,848	—	17,333,161	34,817,848

(1)
The “Other Benefits” rows reflect the cost of COBRA coverage.

CEO PAY RATIO
The following table shows the ratio of our CEO’s 2021 annual total compensation to the median 2021 annual total compensation of our other employees.
CEO 2021 Annual Total Compensation	Median Employee 2021 Annual Compensation	2021 Ratio of CEO Pay to Median Employee Pay
$14,028,724	$102,098	137:1
To identify our median employee, we reviewed the 2021 pay (with base salary and bonus paid as our consistently applied compensation measure) of all our employees other than the CEO as of December 31, 2021. As permitted by the SEC rules, we excluded from our review non-U.S. employees from Australia, Canada, Gibraltar, Malta, and the Netherlands because those individuals, in the aggregate, make up less than 5% of our total employee base.
We excluded one employee from Australia, ten employees from Canada, one employee from Gibraltar, one employee from Malta, and one employee from the Netherlands, a total of 14 non-U.S. employees representing 0.4% of the total workforce. After excluding the employees in these countries pursuant to the de minimis exception, our employee population as of December 31, 2021, consisted of 3,484 employees, including 2,017 or 58% in the United States and 1,467 of 42% employees outside the United States.
Independent contractors and leased workers who provide services to DraftKings but whose compensation is determined by an unaffiliated third party were excluded from our determination of the median employee. All employees from companies that DraftKings acquired as of December 31, 2021 were included in our review.
We calculated the annual total compensation of our median employee in the same way we calculate our NEOs’ annual total compensation in the Summary Compensation Table on page 41. In 2021, our median employee had an annualized salary of $89,761 (annualized due to the median employee joining mid-year) and $12,337 in other compensation elements, for annual total compensation of $102,098.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on DraftKings’ board of directors in 2021. DraftKings employees did not receive compensation for serving as directors.
Name	Stock Awards($)(1)	All Other Compensation ($)(3)	Total ($)
Gavin Isaacs(2)	28,709	—	28,709
Woodrow Levin	250,000	—	250,000
Shalom Meckenzie	248,750	—	248,750
Jocelyn Moore	262,500	15,000	277,500
Ryan Moore	257,500	—	257,500
Valerie Mosley	257,500	14,795	272,295
Steven Murray	267,500	—	267,500
Hany Nada	272,500	—	272,500
Richard Rosenblatt(2)	30,144	6,205	36,349
John Salter	257,500	—	257,500
Harry Sloan	255,000	—	255,000
Marni Walden	253,750	15,000	268,750

(1)
The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718 using the valuation methodology for equity awards set forth in Note 10 to the consolidated financial statements included in this prospectus. The aggregate number of options held by each non-employee director as of December 31, 2021 were: Mr. Rosenblatt: 654,680 and Ms. Walden: 60,961. The aggregate number of unvested RSUs held by each non-employee director as of December 31, 2021 were: Mr. Isaacs: 0; Mr. Levin: 4,083; Mr. Meckenzie: 4,109; Ms. J. Moore: 4,213; Mr. R. Moore: 4,213; Ms. Mosley 4,187; Mr. Murray 4,239; Mr. Nada: 4,317; Mr. Rosenblatt: 0 ; Mr. Salter: 4,135; Mr. Sloan: 4,135; and Ms. Walden: 4,109.

(2)
Mr. Rosenblatt and Mr. Isaacs retired from DraftKings’ Board effective April 28, 2021.

(3)
The amounts disclosed in this column represent amount paid to cover financial planning benefits for members of the Board.

Director Compensation Program
Our board of directors compensation program is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our shareholders. Our program provides the following compensation for non-employee directors:
•
An annual retainer of $45,000;

•
An annual retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee and $10,000 for the chair of each of the nominating and corporate governance committee and the compliance committee;

•
An annual retainer of $10,000 for members of the audit committee, $7,500 for members of the compensation committee, $5,000 for members of the nominating and corporate governance committee; $5,000 for members of the compliance committee and $10,000 for members of the transaction committee; and

•
An equity retainer with a value of $200,000 (based on the fair market value of a share of Class A common stock on the grant date or, in some cases, on the closing of the Business Combination) payable in the form of options or RSUs, granted upon initial election to the Board and then each year at the annual shareholders meeting that vests at the sooner of the following annual shareholders meeting or the one-year anniversary of the grant.

All retainers will be payable quarterly in arrears. The retainers are being delivered in equity until DraftKings is profitable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
Corporate Governance
In connection with the Business Combination, the Company, the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group entered into the Stockholders Agreement, dated April 23, 2020 (the “Stockholders Agreement”), by and among the Company, the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (as such terms are defined in the Stockholders Agreement)which provides, among other things, that, our Board was initially as set forth below:
•
DraftKings Directors. Ten directors nominated by the DK Stockholder Group, which were the directors of Old DK, including the Chief Executive Officer and at least five directors who qualify as “independent” directors under NASDAQ listing rules.

•
SBTech Directors. Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under NASDAQ listing rules.

•
DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under NASDAQ listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

•
From the first annual meeting of shareholders following the Closing (as defined in the Stockholders Agreement), Mr. Meckenzie has the right to nominate one director (and any replacement of such director) to serve on the Board (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of our Class A Shares.

•
Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of shareholders so long as Mr. Meckenzie has such nomination right described above.

Lock-up Periods
The lock-up periods under the Stockholders Agreement have expired, however, certain stockholders may be restricted by additional lock-up periods in connection with subsequent transactions by the Company. All stockholders will remain subject to the restriction to transfer in accordance with the Securities Act of 1933, as amended, and other applicable federal or state securities laws.
Registration Rights
The Stockholders Agreement provides that within 30 days of the Closing, DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all Registrable Securities (as defined in the Stockholders Agreement) held by members of the Stockholder Parties (as defined in the Stockholders Agreement) and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. DraftKings filed such shelf registration on May 6, 2020 and it was declared effective on May 13, 2020.
In the period following the expiration of the lock-up periods, if any member of the Stockholder Parties delivers notice to DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Securities included on a shelf registration statement and reasonably expects aggregate gross proceeds of not less than $75,000,000, DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.

Whenever DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, DraftKings will give notice to the Stockholder Parties and will include all Registrable Shares (as defined in the Stockholders Agreement) that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from DraftKings, subject to any cut-back deemed necessary by an underwriter.
As long as any member of the Stockholder Parties owns Registrable Securities, DraftKings will, at all times while it remains a reporting company under the Exchange Act, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by DraftKings after the Closing pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the members of the Stockholder Parties with true and complete copies of all such filings.
Unsuitable Persons
Each member of the Stockholder Parties acknowledged and agreed to the application of the provisions concerning unsuitability contained in our Articles of Incorporation, which is applicable to all holders of common stock or other equity securities of DraftKings.
Raine Engagement
On May 7, 2021, DraftKings entered into a master engagement letter (the “Master Engagement Letter”), with Raine Securities LLC (“Raine Securities”), an affiliate of Raine. John Salter, a member of the Board of Directors, is a partner of Raine. Pursuant to the Master Engagement Letter, Raine Securities will act as a financial advisor to DraftKings in connection with certain proposed transactions. Under the terms of the Master Engagement Letter, DraftKings agreed to pay Raine Securities certain fees and expenses as outlined in a statement of work. As of February 24, 2022, DraftKings has paid Raine Securities $2.5 million.
DKFS
On August 27, 2019, DraftKings and other investors, including Accomplice Fund II, L.P. and Hany Nada, as well as Jason Robins and Jason Park, acquired equity interests of DKFS, LLC, a newly created joint venture (“DKFS”), which among other things, invests in early stage companies in the sports entertainment industry. Jason Robins and Jason Park are managers of DKFS. The following table summarizes the equity interests of DKFS held by DraftKings and related persons, as well as the consideration paid for such interests:
	Common Units	Incentive Units(1)	Cash Consideration ($)	In-Kind Consideration ($)(2)
DraftKings	4,500,000	—	1,000,000(3)	3,000,000
Accomplice Fund II, L.P.(4)	1,500,000	—	1,000,000	—
Hany Nada(5)	375,000	—	250,000	—
Jason Robins(6)	—	126,603	—	—
Jason Park(7)	—	63,301	—	—

(1)
One-fourth of each recipient’s incentive units vest on the one-year anniversary of the date of issuance and the remainder vest in equal monthly installments over the subsequent 36 months, subject to the recipient’s continued provision of services to DKFS.

(2)
Consists of the contribution to DKFS of a license to use certain proprietary marks and logos owned by DraftKings.

(3)
Consists of payment of cash consideration to DKFS on November 20, 2020.

(4)
Ryan Moore is a director of DraftKings and an affiliate of Accomplice Fund II, L.P.

(5)
Hany Nada is a director of DraftKings.

(6)
Jason Robins is the Chairman of the Board and Chief Executive Officer of DraftKings.

(7)
Jason Park is the Chief Financial Officer of DraftKings.

In connection with the in-kind investment in DKFS, DraftKings also agreed to enter into a services agreement with Drive by DraftKings, Inc., a wholly-owned subsidiary of DKFS. Pursuant to this services agreement, DraftKings will provide certain administrative and other services to Drive by DraftKings, Inc. Specifically, DraftKings provides office space and general overhead support to DKFS. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2021, DraftKings had $0.6 million of receivables from this entity related to these services. We anticipate that the service agreement fees incurred by Drive by DraftKings, Inc. will be approximately $280,000 annually.
In November of 2020, DraftKings invested an additional $1.0 million in DKFS and acquired an additional 3.4% interest. As of December 31, 2021, DraftKings’ total ownership interest in DKFS was 49.9%.
In addition, DraftKings has committed to invest up to $ 17.5 million into DBDK Venture Fund I, LP, a Delaware limited partnership and a subsidiary of DKFS (the ‘‘DBDK Fund”). As of December 31, 2021, the Company had invested a total of $ 3.5 million of the total commitment, which represents ownership of approximately 28.6 % in the DBDK Fund.
Fox Media Agreement
On August 1, 2014, DraftKings entered into a fantasy games advertising agreement with Fox Sports Interactive Media, LLC, which was incorporated into a media purchase agreement between DraftKings and Fox Networks Group, Inc., dated July 13, 2015 (as amended from time to time thereto, the “Media Purchase Agreement”). Fox Networks Group, Inc., until March 2019, was an affiliate of TFCF (as defined below), which previously held over 5% of DraftKings capital stock. Pursuant to the Media Purchase Agreement, and effective January 2019, DraftKings is committed to an aggregate minimum commitment of $15 million through December 31, 2021 ($5 million per year). As of December 31, 2021 the Media Purchase Agreement had expired.
ESPN Commercial Agreement
Effective September 1, 2020 DraftKings entered into an agreement with ESPN, Inc. (“ESPN”), to become a co-exclusive sportsbook link-out provider and an exclusive daily fantasy sports link-out provider to ESPN across a selection of their digital properties. The Walt Disney Company (“Disney”) owns 80% of ESPN, making ESPN an affiliate of TFCF Sports Enterprises LLC (“TFCF”), a wholly owned subsidiary of TFCF Corporation, which, in turn (through a series of intermediary entities) is a wholly owned subsidiary of Disney. TFCF was previously a direct holder of (and Disney, the beneficial owner of) greater than 5% of DraftKings Class A common stock. Pursuant to the agreement, DraftKings committed to approximately $35 to $50 million per year for a period of up to 10 years with DraftKings and ESPN each having termination rights under certain conditions.
Water Tree Limited Transaction
On March 15, 2021, SBTech (Global) Limited (“SBTech”) and SBTech Malta Limited (“SBTech Malta”) entered into amendments to the existing licensing and services agreements with each of Blue Star Planet Limited (“BSP”), Ocean Star Limited (“OS”) and their parent company, Water Tree Limited (“Water Tree”, and together with BP and OS, the “WT Entities”). The agreements with the WT Entities were entered into by SBTech prior to the DraftKings SPAC transaction (as amended, the “WT Agreements”). Pursuant to the WT Agreements, SBTech will provide the WT Entities with an iGaming platform solution, a sportsbook solution, managed services and additional products and services for the operation of its gambling websites primarily in Europe. As of December 31, 2021, DraftKings has received $4.5 million in revenue under the WT Agreements.
Roy Meckenzie, 100% owner of Water Tree, is the brother of Shalom Meckenzie, a current director.
Autograph Commercial Agreement
On July 15, 2021, DraftKings entered into an agreement with LFG NFTS, Corp. (“Autograph”) to create a marketplace for non-fungible tokens and provide related services to Autograph, which include the minting (i.e., creating), tracking and marketing of non-fungible tokens (the “Autograph Agreement”). The Autograph Agreement, which is for a period of one year, will automatically renew unless terminated by either DraftKings or Autograph under certain conditions. As of December 31, 2021, DraftKings had an accrual of approximately $273,000 to Autograph, which was subsequently paid.
Jason Robins, Paul Liberman and Matthew Kalish, each directors of the Company, serve on the board of advisors of Autograph.
The following table summarizes the equity interests of Autograph held by each of the Company and the below directors and officers of DraftKings:
	Series A-1 Preferred Stock	Class B Common Stock
DraftKings(1)		1,047,700
Jason Robins(2)	17,627(2)	25,000(3)
Matthew Kalish(4)	17,627
Paul Liberman(5)	17,627
Harry Sloan(6)	17,627
Hany Nada(7)	8,813
Ezra Kucharz(8)	4,406
Shalom Meckenzie(9)	440,691
Ryan Moore(10)	17,627

(1)
DraftKings holds a warrant that entitles DraftKings to purchase an aggregate of 1,047,700 duly authorized, fully paid and nonassessable shares of Autograph’s Class B Common Stock, par value $.0001, at a strike price of $5.6729.

(2)
Robins Holdings LLC owns 17,627 shares of Autograph’s Series A-1 Preferred Stock. Jason Robins is the manager of Robins Holdings LLC, chairman of the Board and Chief Executive Officer.

(3)
JMP Ventures LLC owns 25,000 shares of Autograph’s Class B Common Stock that vests over a period of three years. Mr. Robins is the manager of JMP Ventures LLC.

(4)
Matthew P. Kalish 2020 Trust owns 17,627 shares of Autograph’s Series A-1 Preferred Stock. Matt Kalish is the trustee of the Matthew P. Kalish 2020 Trust, President, DraftKings North America of DraftKings and a director of DraftKings.

(5)
2015 Revocable Trust, dtd 5/12/2020 owns 17,627 shares of Autograph’s Series A-1 Preferred Stock. Paul Liberman is the trustee of the 2015 Revocable Trust, dtd 5/12/2020, President, Global Technology and Product, and a director of DraftKings.

(6)
Harry Sloan is the vice chairman of the Board.

(7)
2018 NADA FAMILY TRUST UAD 07/09/18 owns 8,813 shares of Autograph’s Series A-1 Preferred Stock. Hany Nada is the trustee of 2018 NADA FAMILY TRUST UAD 07/09/18, and a director of DraftKings.

(8)
Gotham United Ventures LLC owns 4,406 shares of Autograph’s Series A-1 Preferred Stock. Ezra Kucharz is a member of Gotham United Ventures LLC and the Chief Business Officer of DraftKings.

(9)
Spacetronics Holdings Ltd owns 440,691 shares of Autograph’s Series A-1 Preferred Stock. Spacetronics Holdings Ltd is wholly owned by a Jersey discretionary trust of which Shalom Meckenzie is the settlor and a member of the class of beneficiaries. Mr. Meckenzie is a director of DraftKings.

(10)
Accomplice Management Capital, LLC owns 17,627 shares of Autograph’s Series A-1 Preferred Stock. Ryan Moore is a founding partner of Accomplice Management Capital, LLC and a director of DraftKings.

Board Advisor
Richard Rosenblatt, a former member of our Board, has served as an advisor to the Board (a “Board Advisor”) since May of 2021. In connection with his service as a Board Advisor, Mr. Rosenblatt received an award of 600,000 options to purchase the Class A Shares under the 2020 Plan on May 12, 2021, which had a fair market value of $10,464,000 on the grant date.
Aircraft
From time to time, the Company has chartered, without mark-up, the private plane owned by Mr. Robins utilizing aircraft services from Jet Aviation Flight Services, Inc. for the business and personal travel of Mr. Robins and his family. The Company owns no direct or indirect interest in such private plane. As of February 24, 2022, the total amount of charter expenses for use of the private plane was approximately $265,000.
Master Commercial Agreement
On August 9, 2021, concurrently with the execution of the Merger Agreement, FEI, an affiliate of Mr. Fertitta and the holding company of the Houston Rockets, Golden Nugget, LLC and Landry’s, Inc., entered into the Master Commercial Agreement (the “Master Commercial Agreement”) with Crown Gaming Inc. (“Crown”), an indirect, wholly-owned subsidiary of DraftKings, pursuant to which Mr. Fertitta and his affiliates may receive certain benefits related to the various commercial arrangements reflected therein. The Master Commercial Agreement covers four principal areas:
•
Market Access.   FEI agreed to grant Crown the right to obtain market access to offer online sports betting and iGaming offerings in all states where FEI currently has, or is in the future granted, an online gaming license. FEI currently has online gaming licenses and is able to offer market access in New Jersey, Louisiana, and Nevada.

•
Sportsbooks.   Crown and FEI agreed to construct, or rebrand existing, retail sportsbooks with “DraftKings” marks and logos at Golden Nugget-branded retail casinos in the United States that are owned and operated by FEI, subject to certain limited exceptions.

•
Marketing; Rewards Programs.   Crown and FEI agreed to provide the other with multi-channel marketing opportunities, including, but not limited to, FEI agreeing to market on behalf of Crown to its Golden Nugget 24K Select Club, Landry’s Select Club, and Landry’s Restaurants customers, as well as to integrate the rewards programs of Crown and FEI owned and operated properties. Crown will also have the ability to utilize on-premises marketing at FEI casino properties, bars, and restaurants.

•
Houston Rockets.   FEI has agreed to designate DraftKings as the exclusive daily fantasy sports, sports betting, free-to-play and iGaming partner of the Houston Rockets, and to provide DraftKings with the right to open a sportsbook with “DraftKings” marks and logos at the Toyota Center in Houston, Texas, subject to state legalization and regulatory and NBA league approvals.

Subject to certain termination rights of each party to the Master Commercial Agreement, the Master Commercial Agreement will become effective as of the closing of the Acquisition and has an initial term of 10 years, which may be extended by Crown, in its sole discretion, for up to four additional 10-year periods. The foregoing description of the Master Commercial Agreement is not intended to be complete, and a copy of the Master Commercial Agreement is attached as Annex I to the Definitive Information Statement on Schedule 14C, filed with the SEC on December 9, 2021.
GNOG Opco Contribution Agreement
On August 9, 2021, concurrently with the execution of the Merger Agreement, LHGN Interestholder, a limited liability company indirectly owned by FEI, an affiliate of Mr. Fertitta, entered into the Opco Contribution Agreement with New DraftKings, whereby LHGN Interestholder agreed to contribute its 40.5% partnership interest in LHGN Holdco, the operating subsidiary of GNOG, to New DraftKings in exchange for a number of shares of New DraftKings Class A Common Stock equal to that which LHGN Interestholder would have received in the Acquisition if it had caused LHGN Holdco to redeem all of its partnership interests in LHGN Holdco in exchange for shares of Class A Common Stock of GNOG on a one-for-one basis prior to the Acquisition.

Related Person Transaction Policy
The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which DraftKings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of DraftKings’ executive officers or a member of the Board;

•
any person who is known by DraftKings to be the beneficial owner of more than five percent (5%) of our voting stock; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

In addition, we have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings any person or entity may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee has the responsibility to review related person transactions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm in 2020. BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021, and the Board has proposed that our shareholders ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Please see Proposal No. 2 below. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company.
(amounts in thousands)	2021	2020
Audit Fees(1)	$2,994	$2,117
Audit-Related Fees(2)	—	17
Tax Fees(3)	118	117
Total Fees	$3,062	$2,251

(1)
Consists of fees for audit services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements. The Audit Fees incurred in also include fees relating to services performed in connection with our securities offerings, in each case including comfort letters, consents and review of documents filed with the SEC and other offering documents.

(2)
Consists of fees related to other assurance services not included in “Audit Fees”, which are primarily associated with the audits of SB Tech’s historical financial statements prior to the acquisition on April 23, 2020.

(3)
Consists of fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, primarily including tax advice related to federal, state and international income tax compliance.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of The Nasdaq Stock Market LLC. The Audit Committee reviews and reassesses its charter annually and recommends any proposed changes to the full Board for approval. The Audit Committee charter was approved in April 2020. A copy of the current charter is available on our website at http://www.draftkings.com (go to “Company” tab → “Governance” → “Documents & Charters”).
Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of BDO USA, LLP’s (“BDO”) lead engagement partner, the Audit Committee and the Chairman of the Audit Committee are directly involved in the rotation of the audit partners and selecting BDO’s new lead engagement partner.
Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, BDO, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.
In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and BDO the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021.
The Audit Committee has also discussed and reviewed with BDO all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, including the matters required to be discussed by BDO with the Audit Committee under PCAOB standards.
In addition, BDO provided to the Audit Committee a formal written statement describing all relationships between BDO and the Company that might bear on BDO’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with BDO any relationships that may impact BDO’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to BDO’s objectivity and independence.
Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.
THE AUDIT COMMITTEE
Steven J. Murray, Chairman
Ryan R. Moore
Valerie Mosley
Hany M. Nada

PROPOSAL NO. 2  —  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The audit committee of our Board of Directors has selected BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the shareholders at the annual meeting. BDO has been engaged by us since April 23, 2020. Representatives of BDO are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of BDO as our independent registered public accounting firm. However, the audit committee is submitting the selection of BDO to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our shareholders’ best interests.
Change in Auditor
On April 23, 2020, the audit committee approved the engagement of BDO as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. BDO served as independent registered public accounting firm of Old DK prior to the Business Combination. Accordingly, as previously disclosed, WithumSmith+Brown, PC (“Withum”), Diamond Eagle Acquisition Corp.’s (“DEAC”) independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by BDO as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended March 31, 2020, which consists only of the accounts of DEAC prior to the Business Combination.
The reports of Withum on DEAC’s consolidated balance sheet as of December 31, 2019 and the consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from March 27, 2019 (inception) to December 31, 2019, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from March 27, 2019 (inception) to December 31, 2019, there were no disagreements between DEAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on DEAC’s financial statements for such period.
Vote Required
The affirmative vote of the holders of a majority of the votes cast either virtually during the annual meeting or represented by proxy at the annual meeting will be required to ratify the selection of BDO for our fiscal year ending December 31, 2022. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.
Jason Robins, our Chairman and Chief Executive Officer, currently possesses approximately 90% of the total voting power. Please see “Security Ownership of Certain Beneficial Owners and Management” above. Mr. Robins has indicated his intention to vote in favor of Proposal No. 2. Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Robins.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE
“FOR” PROPOSAL 2 (ITEM NO. 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3  —  NON-BINDING ADVISORY VOTE ON THE FREQUENCY
OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION
In our proxy statement for the 2021 Annual Meeting of Shareholders, the Board of Directors recommended that a non-binding advisory vote on the compensation of our named executive officers be held every year by our shareholders. In accordance with such recommendation, our shareholders at the 2021 Annual Meeting of Shareholders approved, on a non-binding advisory basis, the holding of a non-binding advisory vote on the compensation of our named executive officers every year.
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of DraftKings Inc. (the “Company”) hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for its 2022 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion therein).
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation program for our executive officers is guided by several key principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual and company-wide performance, and creation of shareholder value by aligning the interests of management and our shareholders through equity incentives. We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal year 2021 and the compensation paid to our NEOs.
Vote Required
The affirmative vote of the holders of a majority of the votes cast either virtually during the annual meeting or represented by proxy at the annual meeting will be required for approval of Proposal No. 3. Abstentions and broker non-votes will have no effect on Proposal No. 3.
Jason Robins, our Chairman and Chief Executive Officer, currently possesses approximately 90% of the total voting power. Please see “Security Ownership of Certain Beneficial Owners and Management” above. Mr. Robins has indicated his intention to vote in favor of Proposal No. 3. Accordingly, the approval of Proposal No. 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr.Robins.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 (ITEM NO.3
ON THE ENCLOSED PROXY CARD)

WHERE TO GET ADDITIONAL INFORMATION
As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is https://draftkings.gcs-web.com/financials/sec-filings.
COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.
SHAREHOLDER COMMUNICATIONS
General.    We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to our Secretary, R. Stanton Dodge, care of DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116.
Submission of Shareholder Proposals and Director Nominations for 2022 Annual Meeting.    Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting must submit the proposal or director nomination to us no later than October 31, 2022. In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2023 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Secretary, R. Stanton Dodge, care of DraftKings Inc., 222 Berkeley St., Fifth Floor, Boston, MA 02116 not less than 90 nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than December 20, 2022 and no later than January 19, 2023. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 18, 2023.
OTHER BUSINESS
Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

DRAFTKINGS INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DKNG2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D66910-P66808 ! ! ! For All Withhold All For All Except DRAFTKINGS INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Jason D. Robins 02) Harry E. Sloan 03) Matthew Kalish 04) Paul Liberman 05) Woodrow H. Levin 06) Shalom Meckenzie 07) Jocelyn Moore 08) Ryan R. Moore 09) Valerie Mosley 10) Steven J. Murray 11) Marni M. Walden 12) Tilman Fertitta 2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. To conduct a non-binding advisory vote on executive compensation. Vote on Directors Vote on Proposals The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For Against Abstain Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

D66911-P66808Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.DRAFTKINGS INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF SHAREHOLDERSAPRIL 19, 2022The shareholder(s) hereby appoint(s) Jason D. Robins and R. Stanton Dodge, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DraftKings Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Time on April 19, 2022, virtually at www.virtualshareholdermeeting.com/DKNG2022, and any adjournment or postponement thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ON PROPOSAL 2 AND FOR ON PROPOSAL 3.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPECONTINUED AND TO BE SIGNED ON REVERSE SIDE 22-3617-1 C8.1 P4